                                                                    EXHIBIT 99.3











                       AGREEMENT OF LIMITED PARTNERSHIP
                                      OF
                      AGRICULTURAL MINERALS COMPANY, L.P.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
ARTICLE I--ORGANIZATIONAL MATERIALS.......................................  A-4
    1.1  Formations.......................................................  A-4
    1.2  Name.............................................................  A-4
    1.3  Registered Office; Principal Office..............................  A-4
    1.4  Power of Attorney................................................  A-4
    1.5  Term.............................................................  A-5
    1.6  Possible Restrictions on Transfer................................  A-5
ARTICLE II--DEFINITIONS...................................................  A-6
ARTICLE III--PURPOSE...................................................... A-17
    3.1  Purpose and Business............................................. A-17
    3.2  Powers........................................................... A-17
ARTICLE IV--CAPITAL CONTRIBUTIONS......................................... A-17
    4.1  Initial Contributions............................................ A-17
    4.2  Return on Initial Contributions.................................. A-17
    4.3  Contributions by the General Partner And the Initial Limited
          Partners........................................................ A-17
    4.4  Issuances of Additional Units, APIs and Other Securities......... A-18
    4.5  Limited Preemptive Rights........................................ A-19
    4.6  Capital Accounts................................................. A-19
    4.7  Interest......................................................... A-21
    4.8  No Withdrawal.................................................... A-21
    4.9  Loans from Partners.............................................. A-21
    4.10 No Fractional Units.............................................. A-22
    4.11 Splits and Combinations.......................................... A-22
ARTICLE V--ALLOCATIONS AND DISTRIBUTIONS.................................. A-22
    5.1  Allocations for Capital Account Purposes......................... A-22
         (a) Net Income................................................... A-22
         (b) Net Losses................................................... A-23
         (c) Net Termination Gains and Losses............................. A-24
         (d) Special Allocations.......................................... A-25
           (i) Partnership Minimum Gain Chargeback........................ A-25
           (ii) Chargeback of Minimum Gain Attributable to Partner
                 Nonrecourse Debt......................................... A-26
           (iii) Qualified Income Offset.................................. A-26
           (iv) Priority Allocation....................................... A-26
           (v) Gross Income Allocations................................... A-26
           (vi) Nonrecourse Deductions.................................... A-27
           (vii) Partner Nonrecourse Deductions........................... A-27
           (viii) Nonrecourse Liabilities................................. A-27
           (ix) Code Section 754 Adjustments.............................. A-27
           (x) Curative Allocation........................................ A-27
    5.2  Allocations for Tax Purposes..................................... A-28
    5.3  Requirements as to, and Characterization of, Distributions....... A-29
    5.4  Distributions and Reserve Amount Funding......................... A-30
    5.5  Conversion of Units.............................................. A-31
    5.6  Distributions of Cash from Interim Capital Transactions.......... A-32
    5.7  Reserve Amount; Letter of Credit................................. A-32
    5.8  Adjustment of Minimum Quarterly Distribution and Target
          Distribution Levels............................................. A-32
ARTICLE VI--MANAGEMENT AND OPERATION OF BUSINESS.......................... A-33
    6.1  Management....................................................... A-33
    6.2  Certificate of Limited Partnership............................... A-34
    6.3  Restrictions on General Partner's Authority...................... A-35
    6.4  Reimbursement of the General Partner............................. A-35
    6.5  Outside Activities............................................... A-36


                                      A-1

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    6.6  Loans to and from the General Partner; Contracts with Affiliates................  A-36
    6.7  Indemnification.................................................................  A-37
    6.8  Liability of Indemnitees........................................................  A-39
    6.9  Resolution of Conflicts of Interest.............................................  A-39
    6.10 Other Matters Concerning the General Partner....................................  A-40
    6.11 Title to Partnership Assets.....................................................  A-40
    6.12 Purchase or Sale of Units.......................................................  A-40
    6.13 Reliance by Third Parties.......................................................  A-41
    6.14 Registration Rights of AMC and Its Affiliates...................................  A-41
ARTICLE VII--Rights and Obligations of Limited Partners..................................  A-43
    7.1  Limitation of Liability.........................................................  A-43
    7.2  Management of Business..........................................................  A-43
    7.3  Outside Activities..............................................................  A-43
    7.4  Return of Capital...............................................................  A-43
    7.5  Rights of Limited Partners Relating to the Partnership..........................  A-43
ARTICLE VIII--Books, Records, Accounting and Reports.....................................  A-44
    8.1  Records and Accounting..........................................................  A-44
    8.2  Fiscal Year.....................................................................  A-44
    8.3  Reports.........................................................................  A-44
ARTICLE IX--Tax Matters..................................................................  A-44
    9.1  Preparation of Tax Returns......................................................  A-44
    9.2  Tax Elections...................................................................  A-45
    9.3  Tax Controversies...............................................................  A-45
    9.4  Organizational Expenses.........................................................  A-45
    9.5  Withholding.....................................................................  A-45
    9.6  Entity-Level Arrearage Collections..............................................  A-45
    9.7  Opinions of Counsel.............................................................  A-46
ARTICLE X--Unit Certificates and Depositary Receipts.....................................  A-46
    10.1 Unit Certificates and Depositary Receipts.......................................  A-46
    10.2 Registration, Registration of Transfer and Exchange.............................  A-46
    10.3 Mutilated, Destroyed, Lost or Stolen Unit Certificates and Depositary Receipts..  A-46
    10.4 Record Holder...................................................................  A-47
    10.5 Withdrawal of Units from and Redeposit of Units in Depositary Account...........  A-47
    10.6 Amendment of Deposit Agreement..................................................  A-48
ARTICLE XI--Transfer of Interests........................................................  A-48
    11.1 Transfer........................................................................  A-48
    11.2 Transfer of General Partner's Partnership Interest..............................  A-48
    11.3 Transfer of Units...............................................................  A-49
    11.4 Restrictions on Transfers.......................................................  A-49
    11.5 Citizenship Certificates; Non-citizen Assignees.................................  A-49
    11.6 Redemption of Interests.........................................................  A-50
ARTICLE XII--Admission of Partners.......................................................  A-51
    12.1 Admission of Initial Limited Partners...........................................  A-51
    12.2 Admission of Substituted Limited Partners.......................................  A-51
    12.3 Admission of Successor General Partner..........................................  A-52
    12.4 Admission of Additional Limited Partners........................................  A-52
    12.5 Amendment of Agreement and Certificate of Limited Partnership...................  A-52
ARTICLE XIII--Withdrawal or Removal of Partners..........................................  A-52
    13.1 Withdrawal of the General Partner...............................................  A-52
    13.2 Removal of the General Partner..................................................  A-53
    13.3 Interest of Departing Partner and Successor General Partner.....................  A-54
    13.4 Redemption of APIs..............................................................  A-55
    13.5 Withdrawal of Limited Partners..................................................  A-55

                                                                          PAGE
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ARTICLE XIV-DISSOLUTION AND LIQUIDATION.................................  A-55
    14.1  Dissolution...................................................  A-55
    14.2  Continuation of the Business of the Partnership After
          Dissolution...................................................  A-55
    14.3  Liquidation...................................................  A-56
    14.4  Distributions in Kind.........................................  A-57
    14.5  Cancellation of Certificate of Limited Partnership............  A-57
    14.6  Reasonable Time for Winding Up................................  A-57
    14.7  Return of Capital.............................................  A-57
    14.8  No Capital Account Restoration................................  A-57
    14.9  Waiver of Partition...........................................  A-57
ARTICLE XV-AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE....  A-57
    15.1  Amendment to Be Adopted Solely by General Partner.............  A-57
    15.2  Amendment Procedures..........................................  A-58
    15.3  Amendment Requirements........................................  A-59
    15.4  Meetings......................................................  A-59
    15.5  Notice of a Meeting...........................................  A-59
    15.6  Record Date...................................................  A-59
    15.7  Adjournment...................................................  A-59
    15.8  Waiver of Notice; Approval of Meeting; Approval of Minutes....  A-60
    15.9  Quorum........................................................  A-60
    15.10 Conduct of Meeting............................................  A-60
    15.11 Voting and Other Rights.......................................  A-60
ARTICLE XVI-MERGER......................................................  A-61
    16.1  Authority.....................................................  A-61
    16.2  Procedure for Merger or Consolidation.........................  A-61
    16.3  Approval by Limited Partners of Merger or Consolidation.......  A-61
    16.4  Certificate of Merger.........................................  A-62
    16.5  Effect of Merger..............................................  A-62
ARTICLE XVII-RIGHT TO REDEEM OR ACQUIRE UNITS...........................  A-62
    17.1  Right to Redeem Senior Preference Units.......................  A-62
    17.2  Right to Call or Acquire Units of Any Class...................  A-62
    17.3  Notice of Election to Redeem or Acquire Units.................  A-63
    17.4  Surrender of Depositary Receipts or Unit Certificates.........  A-64
ARTICLE XVIII-GENERAL PROVISIONS........................................  A-64
    18.1  Addresses and Notices.........................................  A-64
    18.2  Titles and Captions...........................................  A-65
    18.3  Pronouns and Plurals..........................................  A-65
    18.4  Further Action................................................  A-65
    18.5  Binding Effect................................................  A-65
    18.6  Integration...................................................  A-65
    18.7  Creditors.....................................................  A-65
    18.8  Waiver........................................................  A-65
    18.9  Counterparts..................................................  A-65
    18.10 Applicable Law................................................  A-65
    18.11 Invalidity of Provisions......................................  A-65

                      AGREEMENT OF LIMITED PARTNERSHIP OF
                      AGRICULTURAL MINERALS COMPANY, L.P.

  This Agreement of Limited Partnership of Agricultural Minerals Company, L.P., dated as of December 4, 1991, is entered into by and among Agricultural Minerals Corporation, a Delaware corporation ("AMC"), as the General Partner and AMC Holdings Inc., a Delaware corporation ("AMCH"), as the Organizational Limited Partner, together with any other Persons who become Partners in the Partnership as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                            Organizational Matters

  1.1 Formation. The General Partner and the Organizational Limited Partner have formed this Partnership as a limited partnership pursuant to the provisions of the Delaware Act, and hereby amend and restate the original Agreement of Limited Partnership in its entirety. Except as expressly provided to the contrary in this Agreement, the rights and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. The Partnership Interest of each Partner shall be personal property for all purposes.

  1.2 Name. The name of the Partnership shall be "Agricultural Minerals Company, L.P." The Partnership's business may be conducted under any other name or names deemed necessary or appropriate by the General Partner, including, without limitation, the name of the General Partner or any Affiliate thereof. The words "Limited Partnership," "L.P.," "Ltd." or similar words or letters shall be included in the Partnership's name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to Limited Partners. Notwithstanding the foregoing, unless otherwise permitted by AMC, the Partnership shall change its name to a name not including "AMC" or "Agricultural Minerals Corporation" and shall cease using the name "AMC," "Agricultural Minerals Corporation" or other names or symbols associated therewith at such time as neither Agricultural Minerals Corporation nor any Affiliate thereof is or has been within three months the general partner of the Partnership.

  1.3 Registered Office; Principal Office. Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at The Corporation Trust Center, 1209 Orange Street, New Castle County, Wilmington, Delaware 19801 and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership and the address of the General Partner shall be 5100 East Skelly Drive, Suite 800, Tulsa, Oklahoma 74135, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems advisable.

  1.4 Power of Attorney. (a) Each Limited Partner and each Assignee hereby constitutes and appoints each of the General Partner and, if a Liquidator shall have been selected pursuant to Section 14.3, the Liquidator severally (and any successor to either thereof by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

    (i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate of Limited Partnership and all amendments or restatements thereof) that the General Partner or the Liquidator deems necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator deems necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including, without limitation, conveyances and a certificate of cancellation) that the General Partner or the Liquidator deems necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article XI, XII, XIII or XIV or the Capital Contribution of any Partner; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Units or other securities issued pursuant to Section 4.4; and
  (F) all certificates, documents and other instruments (including, without limitation, agreements and a certificate of merger) relating to a merger or consolidation of the Partnership pursuant to Article XVI; and

    (ii) execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates and other instruments necessary or appropriate, in the sole discretion of the General Partner or the Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or is necessary or appropriate, in the sole discretion of the General Partner or the Liquidator, to effectuate the terms or intent of this Agreement; provided that when required by Section 15.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner or the Liquidator may exercise the power of attorney made in this Section 1.4(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series.

Nothing contained in this Section 1.4 shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XV, or as may be otherwise expressly provided for in this Agreement.

  (b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner's or Assignee's Partnership Interest and shall extend to such Limited Partner's or Assignee's heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within fifteen days after receipt of the General Partner's or the Liquidator's request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator deems necessary to effectuate this Agreement and the purposes of the Partnership.

  1.5 Term. The Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the close of Partnership business on December 31, 2041, or until the earlier termination of the Partnership in accordance with the provisions of Article XIV.

  1.6 Possible Restrictions on Transfer. Notwithstanding anything to the contrary contained in this Agreement, in the event of (i) the enactment (or imminent enactment) of any legislation, (ii) the publication of any temporary or final regulation by the Treasury Department ("Treasury Regulation"), (iii) any ruling by the Internal Revenue Service or (iv) any judicial decision, that, in any such case, in the Opinion of Counsel, would result in the taxation of the Partnership for federal income tax purposes as a corporation, then, either
(a) the General Partner may impose such restrictions on the transfer of Units or Partnership Interests as may be required, in the Opinion of Counsel, to prevent the Partnership from being taxed as a corporation or otherwise as an association taxable as a corporation for federal income tax purposes, including, without limitation, making any amendments to this Agreement as the General Partner in its sole discretion may determine to be necessary or appropriate to impose such restrictions, provided that any such amendment to this Agreement that would result in the delisting or suspension of trading of any class of Units on any National Securities Exchange on which such class of Units is then traded must be approved by the Record Holders of at least a majority of interest of the Outstanding Units of such class of Units (excluding for purposes of any such determination during the Preference Period Units of such class owned by the General Partner and its Affiliates unless the General Partner and its Affiliates own all of the Units of such class of Units) or (b) upon the recommendation of the General Partner and the approval of the Record Holders of a majority of interest of the Outstanding Units of such class of Units (excluding for purposes of any such determination during the Preference Period Units of such class owned by the General Partner and its Affiliates unless the General Partner and its Affiliates own all of the Units of such class of Units), the Partnership may be converted into and reconstituted as a trust or any other type of legal entity (the "New Entity") in the manner and on other terms so recommended and approved. In such event, the business of the Partnership shall be continued by the New Entity and the Units shall be converted into equity interests of the New Entity in the manner and on the terms so recommended and approved. Notwithstanding the foregoing, no such reconstitution shall take place unless the Partnership shall have received an Opinion of Counsel to the effect that the liability of the Limited Partners for the debts and obligations of the New Entity shall not, unless such Limited Partners take part in the control of the business of the New Entity, exceed that which otherwise had been applicable to such Limited Partners as limited partners of the Partnership under the Delaware Act.

                                   ARTICLE II

                                  Definitions

  The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

  "Additional Limited Partner" means a Person admitted to the Partnership as a Limited Partner pursuant to Section 12.4 and who is shown as such on the books and records of the Partnership.

  "Adjusted Capital Account" means the Capital Account maintained for each Partner as of the end of each taxable year of the Partnership (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-1T(b)(4)(iv)(f) and 1.704-1T(b)(4)(iv)(h)(5)), and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such taxable year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such taxable year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner's Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 5.1(d)(i) or 5.1(d)(ii) hereof). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-(b)(2)(ii)(d) and shall be interpreted consistently therewith. The "Adjusted Capital Account" in respect of a Senior Preference Unit, Junior Preference Unit, Common Unit, API, or any other specified interest in the Partnership shall be the amount which such Adjusted Capital Account would be if such Senior Preference Unit, Junior Preference Unit, Common Unit, API, or other interest in the Partnership were the only interest in the Partnership held by a Partner.

  "Adjusted Property" means any property the Carrying Value of which has been adjusted pursuant to Section 4.6(d)(i) or 4.6(d)(ii) hereof.

  "Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, the Person in question.

  "Agreed Allocation" means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of
Section 5.1 including, without limitation, a Curative Allocation (if appropriate to the context in which the term "Agreed Allocation" is used).

  "Agreed Value" of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the General Partner using such reasonable method of valuation as it may adopt; provided, however, that the Agreed Value of any property deemed contributed to the Partnership for federal income tax purposes upon termination and reconstitution thereof pursuant to Section 708 of the Code shall be determined in accordance with Section 4.6(c). Subject to Section 4.6(c), the General Partner shall, in its sole discretion, use such method as it deems reasonable and appropriate to allocate the aggregate Agreed Value of Contributed Properties conveyed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

  "Agreement" means this Agreement of Limited Partnership of Agricultural Minerals Company, L.P., as it may be amended, supplemented or restated from time to time.

  "API" means a Partnership Interest issued (at a rate of contribution of $100 per API) pursuant to Section 4.4, which Partnership Interest shall confer upon the holder thereof only the rights and obligations specifically provided in this Agreement with respect to APIs (and no other rights otherwise available to holders of a Partnership Interest).

  "Assignee" means a Non-citizen Assignee or a Person to whom one or more Units have been transferred in a manner permitted under this Agreement and who has executed and delivered a Transfer Application as required by this Agreement, but who has not become a Substituted Limited Partner.

  "Available Cash" means, with respect to any calendar quarter, (i) the sum of
(A) all cash receipts of the Partnership during such quarter from all sources (including distributions of cash received from the Operating Partnership) and
(B) any reduction in reserves established in prior quarters, (ii) less the sum of (AA) all cash disbursements of the Partnership during such quarter (excluding cash distributions to Partners and to holders of APIs, but including, for example, disbursements for taxes of the Partnership as an entity, debt service and capital expenditures) and (BB) any reserves (excluding the Reserve Amount) established in such quarter in such amounts as the General Partner determines to be necessary or appropriate in its reasonable discretion
(x) to provide for the proper conduct of the business of the Partnership or the Operating Partnership (including reserves for future capital expenditures) or
(y) to provide funds for distributions with respect to any of the next four calendar quarters and (CC) any other reserves established in such quarter in such amounts as the General Partner determines in its reasonable discretion to be necessary because the distribution of such amounts would be prohibited by applicable law or by any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Partnership or the Operating Partnership is a party or by which it is bound or its assets are subject. Taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners shall not be considered cash disbursements of the Partnership which reduce "Available Cash," but the payment or withholding thereof shall be deemed to be a distribution of Available Cash to such Partners. Alternatively, in the discretion of the General Partner, such taxes (if pertaining to all Partners) may be considered to be cash disbursements of the Partnership which reduce "Available Cash," but the payment or withholding thereof shall not be deemed to be a distribution of Available Cash to such Partners. Notwithstanding the foregoing, "Available Cash" shall not include any cash receipts or reductions in reserves or take into account any disbursements made or reserves established after commencement of the dissolution and liquidation of the Partnership.

  "Book-Tax Disparity" means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner's share of the Partnership's Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner's Capital Account balance as maintained pursuant to
Section 4.6 and the hypothetical balance of such Partner's Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

  "Business Day" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States or the States of Oklahoma or New York shall not be regarded as a Business Day.

  "Capital Account" means the capital account maintained for a Partner, Assignee or Special Limited Partner pursuant to Section 4.6.

  "Capital Contribution" means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership pursuant to Section 4.1, 4.3, 4.4, 4.6(c) or 13.3(c).

  "Carrying Value" means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners' and Assignees' Capital Accounts, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Sections 4.6(d)(i) and 4.6(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

  "Cash from Interim Capital Transactions" means, at any date, such amounts of Available Cash as are deemed to be Cash from Interim Capital Transactions pursuant to Section 5.3.

  "Cash from Operations" means, at any date but prior to commencement of the dissolution and liquidation of the Partnership, on a cumulative basis, (i) the sum of (A) the cash balance of the Partnership and the Operating Partnership at the time of the closing of the Initial Offering plus (B) any amount received upon exercise of the Underwriters' over-allotment option pursuant to the Underwriting Agreement, plus all cash receipts of the Partnership and the Operating Partnership from their operations (excluding any cash proceeds from any Interim Capital Transactions or Termination Capital Transactions) during the period since the Partnership Inception through such date (ii) less the sum of (AA) all cash operating expenditures of the Partnership and the Operating Partnership during such period, including, without limitation, taxes imposed on the Partnership or the Operating Partnership as an entity, (BB) all cash debt service payments of the Partnership and the Operating Partnership during such period (other than payments or prepayments of principal and premium required by reason of loan agreements (including covenants and default provisions therein) or by lenders, in each case in connection with sales or other dispositions of assets or made in connection with refinancings or refundings of indebtedness, provided that any payment or prepayment of principal, whether or not then due, shall be determined at the election and in the discretion of the General Partner, to be refunded or refinanced by any indebtedness incurred or to be incurred by the Partnership or the Operating Partnership simultaneously with or within 180 days prior to or after such payment or prepayment to the extent of the principal amount of such indebtedness so incurred), (CC) all cash capital expenditures of the Partnership and the Operating Partnership during such period (other than (X) all cash capital expenditures made solely for the purpose of increasing the production capacity of any of the Partnership's nitrogen fertilizer production facilities (Verdigris ammonia, Blytheville ammonia, Verdigris UAN or Blytheville urea) by 15% or more (assuming normal operating conditions, including downtime and maintenance), and not in connection with scheduled maintenance activities, from the production capacity of any of such facilities existing immediately prior to such capital expenditure, and (Y) cash expenditures made in payment of transaction expenses relating to Interim Capital Transactions), (DD) any reserves outstanding as of such date which the General Partner determines in its reasonable discretion to be necessary or appropriate to provide for the future cash payment of items of the type referred to in clauses (AA) through (CC) of this sentence and (EE) any reserves outstanding as of such date that the General Partner determines to be necessary or appropriate in its reasonable discretion to provide funds for distributions with respect to any one or more of the next four calendar quarters, all as determined on a consolidated basis and after elimination of intercompany items and the General Partner's general partner interest in the Operating Partnership. Taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners shall not be considered cash operating expenditures of the Partnership which reduce "Cash from Operations," but the payment or withholding thereof shall be deemed to be a distribution of Available Cash to such Partners. Alternatively, in the discretion of the General Partner, such taxes (if pertaining to all Partners) may be considered to be cash disbursements of the Partnership which reduce "Cash from Operations," but the payment or withholding thereof shall not be deemed to be a distribution of Available Cash to such Partners.

  "Certificate of Limited Partnership" means the Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 6.2 hereof, as such Certificate may be amended and/or restated from time to time.

  "Citizenship Certification" means a properly completed certificate in such form as may be specified by the General Partner by which an Assignee or a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.

  "Closing Date" means the date on which the "First Closing Date" occurs as such term is defined in the Underwriting Agreement.

  "Closing Price" has the meaning assigned to such term in Section 17.2.

  "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

  "Combined Interest" has the meaning assigned to such term in Section 13.3(a).

  "Common Unit" means one of that certain class of Units with those special rights and obligations specified in this Agreement as being appurtenant to a "Common Unit." 5,172,414 Common Units are to be initially issued by the Partnership pursuant to the Conveyance Agreement.

  "Common Unit Deficiency" means, with respect to any Common Unit and as to any calendar quarter, the excess, if any, of (a) the Minimum Quarterly Distribution over (b) the sum of all Available Cash distributed in such calendar quarter with respect to such Common Unit pursuant to paragraph "Seventh" of Section 5.4; provided, however, that on or prior to the Junior Conversion Date, if the Common Unit Deficiency outstanding with respect to a quarter ending on June 30th of any year cannot be paid on the Distribution Date for such June 30th quarter, it shall be eliminated and shall thereafter cease to constitute a Common Unit Deficiency for purposes of any determination of the Cumulative Common Unit Deficiency.

  "Contributed Property" means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership (or deemed contributed to the Partnership on termination and reconstitution thereof pursuant to Section 708 of the Code). Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 4.6(d)(i), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

  "Contributing Partner" means each Partner contributing (or deemed to have contributed on termination and reconstitution of the Partnership pursuant to
Section 708 of the Code or otherwise) a Contributed Property.

  "Conveyance Agreement" means the Conveyance Agreement dated as of December 4, 1991, among AMC, the Partnership and the Operating Partnership.

  "Cumulative Common Unit Deficiency" means, with respect to any Common Unit and as to any calendar quarter, the excess, if any, of (a) the sum resulting from adding together with Common Unit Deficiency as to a Common Unit for each of the quarters ending prior to such quarter over (b) the sum of any distributions theretofore made with respect to a Common Unit pursuant to paragraph "Eighth" of Section 5.4.

  "Cumulative Deficiencies" means, collectively, the Cumulative Senior Preference Unit Deficiency, the Cumulative Junior Preference Unit Deficiency and the Cumulative Common Unit Deficiency.

  "Cumulative Junior Preference Unit Deficiency" means, with respect to any Junior Preference Unit and as to any calendar quarter, the excess, if any, of
(a) the sum resulting from adding together the Junior Preference Unit Deficiency as to a Junior Preference Unit for each of the quarters ending prior to such quarter over (b) the sum of any distributions theretofore made with respect to a Junior Preference Unit pursuant to paragraph "Sixth" of Section 5.4.

  "Cumulative Senior Preference Unit Deficiency" means, with respect to any Senior Preference Unit and as to any calendar quarter, the excess, if any, of
(a) the sum resulting from adding together the Senior Preference Unit Deficiency as to a Senior Preference Unit for each of the quarters ending prior to such quarter over (b) the sum of any distributions theretofore made with respect to a Senior Preference Unit pursuant to paragraph "Second" of Section 5.4.

  "Curative Allocation" means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 5.1(d)(x).

  "Current Market Price" has the meaning assigned to such term in Section
17.1(a).

  "Delaware Act" means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. (S)17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

  "Departing Partner" means a former General Partner, from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 13.1 or Section 13.2.

  "Deposit Account" means the account established by the Depositary pursuant to the Deposit Agreement.

  "Deposit Agreement" means the Deposit Agreement among the General Partner in its capacity both as General Partner and as attorney-in-fact for the Limited Partners, the Partnership and the Depositary, as it may be amended or restated from time to time.

  "Depositary" means the bank or other institution appointed by the General Partner in its sole discretion to act as depositary for the Depositary Units pursuant to the Deposit Agreement, or any successor to it as depositary.

  "Depositary Receipt" means a depositary receipt, issued by the Depositary or agents appointed by the Depositary in accordance with the Deposit Agreement, evidencing ownership of one or more Depositary Units.

  "Depositary Unit" means a depositary unit representing a Unit on deposit with the Depositary pursuant to the Deposit Agreement.

  "Distribution Date" means, with respect to any quarter during the term of this Partnership, the date on which the distribution for such quarter is paid.

  "Economic Risk of Loss" has the meaning set forth in Treasury Regulation
Section 1.704-1T(b)(4)(iv)(k)(1).

  "Eligible Citizen" means a Person qualified to own interests in real property in jurisdictions in which the Partnership or the Operating Partnership does business or proposes to do business from time to time, and whose status as a Limited Partner or Assignee does not or would not subject the Partnership or the Operating Partnership to a substantial risk of cancellation or forfeiture of any of its properties or any interest therein.

  "Event of Withdrawal" has the meaning assigned to such term in Section
13.1(a).

  "Exchange Act" means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute.

  "First Liquidation Target Amount" means, an amount, determined with respect to any Unit, which equals, as of the date of its determination, the sum of (a) the Unrecovered Capital, if any, attributable to such Unit, plus (b) (i) in the case of a Senior Preference Unit, the Cumulative Senior Preference Unit Deficiency, (ii) in the case of a Junior Preference Unit, the Cumulative Junior Preference Unit Deficiency or (iii) in the case of a Common Unit, the Cumulative Common Unit Deficiency plus (c) $0.715.

  "First Target Distribution" means $0.715 per Unit per calendar quarter (or with respect to the period commencing on the Closing Date and ending on December 31, 1991 the product of $0.715 multiplied by a fraction, of which the numerator is the number of days in such period and of which the denominator is
92), subject to adjustment in accordance with Sections 5.8 and 9.6.

  "General Partner" means Agricultural Minerals Corporation, a Delaware corporation, and its successors as general partner of the Partnership.

  "General Partner Equity Value" means, as of any date of determination, the fair market value of the General Partner's Partnership Interest (exclusive of any APIs owned by the General Partner), as determined by the General Partner using whatever reasonable method of valuation it may adopt.

  "Indemnitee" means the General Partner, any Departing Partner, any Person who is or was an Affiliate of the General Partner or any Departing Partner, any Person who is or was an officer, director, employee, partner or agent of the General Partner or any Departing Partner or any such Affiliate, or any Person who is or was serving at the request of the General Partner or any Departing Partner or any such Affiliate as a director, officer, employee, partner, member or agent of another corporation, partnership, joint venture, trust, committee or other enterprise.

 "Initial Limited Partners" means the Organizational Limited Partner, the General Partner, as the initial holder of the Units acquired by the General Partner pursuant to the Conveyance Agreement, and the Underwriters, unless the context shall otherwise require.

  "Initial Offering" means the initial offering of Senior Preference Units to the public, as described in the Registration Statement.

  "Initial Unit Price" means with respect to Senior Preference Units, 11.26% Series, Junior Preference Units, 11.26% Series, and Common Units, the initial price per Senior Preference Unit, 11.26% Series, at which the Underwriters will offer the Senior Preference Units to the public for sale as set forth on the cover page of the prospectus first issued at or after the time the Registration Statement filed in connection with the sale of Senior Preference Units contemplated by the Underwriting Agreement first became effective (or, if the Partnership elected to rely on Rule 430A of the rules and regulations promulgated under the Securities Act, filed with the Securities and Exchange Commission in accordance with Rule 424(b) of such rules and regulations) and, with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner.

  "Interim Capital Transactions" means (i) borrowings, refinancings or refundings of indebtedness and sales of debt securities (other than for working capital purposes and for items purchased on open account in the ordinary course of business) by the Partnership or the Operating Partnership, (ii) sales of equity interests by the Partnership or the Operating Partnership (other than sales of APIs) and (iii) sales or other voluntary or involuntary dispositions of any assets of the Partnership or the Operating Partnership (other than (x) sales or other dispositions of inventory in the ordinary course of business,
(y) sales or other dispositions of other current assets including accounts receivable or (z) sales or other dispositions of assets as a part of normal retirement or replacements), in each case prior to the commencement of the dissolution and liquidation of the Partnership. The General Partner shall have the right to determine in its reasonable discretion whether any inventory reductions due to sales or other dispositions in connection with a sale or other disposition of other assets of the Partnership shall be considered to be in the ordinary course of business or such a normal retirement.

  "Issue Price" means the price at which a Unit is purchased from the Partnership, less any sales commission or underwriting discount charged to the Partnership.

  "Junior Conversion Date" means December 31, 1995 or, if any arrearages in the payment of the Minimum Quarterly Distribution exist with respect to any Outstanding Junior Preference Units on such date, as soon thereafter as no such arrearages are outstanding on the Junior Preference Units.

  "Junior Preference Unit" means one of that certain class of Units with those special rights and obligations specified in this Agreement as being appurtenant to a "Junior Preference Unit." The Junior Preference Units may be issued in series. The 6,000,000 Junior Preference Units to be initially issued by the Partnership pursuant to the Conveyance Agreement, shall be designated the "11.26% Series."

  "Junior Preference Unit Deficiency" means, with respect to any Junior Preference Unit and as to any calendar quarter, the excess of (a) the Minimum Quarterly Distribution over (b) the sum of all Available Cash distributed in such calendar quarter with respect to a Junior Preference Unit pursuant to paragraph "Fifth" of Section 5.4.

  "Letter of Credit" means a letter of credit obtained for the Partnership by AMC from Chemical Bank, or such other bank or banks as the General Partner in its reasonable judgment may approve from time to time, in an amount equal to the lesser of (i) $18,480,000 and (ii) the amount representing four quarters of Minimum Quarterly Distributions on all Senior Preference Units Outstanding from time to time, less any amounts previously set aside by the Partnership to fund the Reserve Amount.

  "Limited Partner" means such Initial Limited Partner, each Substituted Limited Partner, each Additional Limited Partner and any Departing Partner upon the change of its status from General Partner to Limited Partner pursuant to
Section 13.3 and, solely for purposes of Articles IV, V and VI and Sections
14.3 and 14.4, shall include an Assignee and, solely for purposes of Articles VI and VII and Section 5.2(b), shall include a Special Limited Partner.

  "Limited Partner Equity Value" means, as of any date of determination, the amount equal to the product obtained by multiplying (a) the total number of Units Outstanding (immediately prior to an issuance of Units or distribution of cash or Partnership property), other than Units held by the General Partner by
(b) (i) in the case of a valuation required by Section 4.6(d)(i) (other than valuations caused by sales of a de minimis quantity of Units), the Issue Price of the additional Units referred to in Section 4.6(d)(i) or (ii) in the case of a valuation required by Section 4.6(d)(ii) (or a valuation required by Section 4.6(d)(i) caused by sales of a de minimis quantity of Units), the Closing Price.

  "Liquidator" means the General Partner or other Person approved pursuant to
Section 14.3 who performs the functions described therein.

  "Merger Agreement" has the meaning assigned to such term in Section 16.1.

  "Minimum Gain Attributable to Partner Nonrecourse Debt: means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-1T(b)(4)(iv)(h)(6).

  "Minimum Quarterly Distribution" means, with respect to the Senior Preference, Junior Preference and Common Units $0.605 per calendar quarter (or with respect to the period commencing on the Closing Date and ending on December 31, 1991, the product of $0.605 multiplied by a fraction, of which the numerator is the number of days in such period and of which the denominator is
92), subject to adjustment in accordance with Sections 5.8 and 9.6 and with respect to any other class or series of Partnership Interest such amount as may be designated as the Minimum Quarterly Distribution by the General Partner in accordance with Section 4.4.

  "National Securities Exchange" means an exchange registered with the Securities and Exchange Commission under Section 6(a) of the Exchange Act.

  "Net Agreed Value" means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner or Assignee by the Partnership, the Partnership's Carrying Value of such property (as adjusted pursuant to Section 4.6(d)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Partner or Assignee upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

  "Net Income" means, for any taxable period, the excess, if any, of the Partnership's items of income and gain (other than those items attributable to dispositions constituting Termination Capital Transactions) for such taxable period over the Partnership's items of loss and deduction (other than those items attributable to dispositions constituting Termination Capital Transactions) for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 4.6(b) and shall not include any items allocated under Section 5.1(d). Once an item of income, gain, loss or deduction that has been included in the initial computation of Net Income is subjected to a Required Allocation or a Curative Allocation, the applicable Net Income or Net Loss shall be recomputed without regard to such item.

  "Net Loss" means, for any taxable period, the excess, if any, of the Partnership's items of loss and deduction (other than those items attributable to dispositions constituting Termination Capital Transactions) for such taxable period over the Partnership's items of income and gain (other than those items attributable to dispositions constituting Termination Capital Transactions) for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 4.6(b) and shall not include any items allocated under Section 5.1(d). Once an item of income, gain, loss or deduction that has been included in the initial computation of Net Loss is subjected to a Required Allocation or a Curative Allocation, the applicable Net income or Net Loss shall be recomputed without regard to such item.

  "Net Termination Gain" means, for any taxable period, the sum, if positive, of all items of income, gain or loss recognized by the Partnership (including, without limitation, such amounts recognized through the Operating Partnership) from Termination Capital Transactions occurring in such taxable period. The items included in the determination of Net Termination Gain shall be determined in accordance with Section 4.6(b) and shall not include any items of income, gain or loss allocated under Section 5.1(d). Once an item of income, gain or loss that has been included in the initial computation of Net Termination Gain is subjected to a Required Allocation or a Curative Allocation, the applicable Net Termination Gain or Net Termination Loss shall be recomputed without regard to such item.

  "Net Termination Loss" means, for any taxable period, the sum, if negative, of all items of income, gain or loss recognized by the Partnership (including, without limitation, such amounts recognized through the Operating Partnership) from Termination Capital Transactions occurring in such taxable period. The items included in the determination of Net Termination Loss shall be determined in accordance with Section 4.6(b) and shall not include any items of income, gain or loss allocated under Section 5.1(d). Once an item of gain or loss that has been included in the initial computation of Net Termination Loss is subjected to a Required Allocation or a Curative Allocation, the applicable Net Termination Gain or Net Termination Loss shall be recomputed without regard to such item.

 "New Entity" has the meaning assigned to such term in Section 1.6.

  "Non-citizen Assignee" means a Person who the General Partner has determined in its sole discretion does not constitute an Eligible Citizen and as to whose Partnership Interest the General Partner has become the Substituted Limited Partner, pursuant to Section 11.5.

  "Nonrecourse Built-in Gain" means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or negative pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 5.2(b)(i)(A), 5.2(b)(ii)(A) or 5.2(b)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

  "Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-1T(b)(4)(iv)(b), are attributable to a Nonrecourse Liability.

  "Nonrecourse Liability" has the meaning set forth in Treasury Regulation
Section 1.704-1T(b)(4)(iv)(k)(3).

  "Notice of Election to Purchase" has the meaning assigned to such term in
Section 17.3(b).

  "Notice of Election to Redeem" has the meaning assigned to such term in
Section 17.3(a).

  "Operating Partnership" means Agricultural Minerals, Limited Partnership, a Delaware limited partnership established pursuant to the Operating Partnership Agreement.

  "Operating Partnership Agreement" means the Agreement of Limited Partnership of Agricultural Minerals, Limited Partnership, as it may be amended, supplemented or restated from time to time.

  "Opinion of Counsel" means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner) acceptable to the General Partner.

  "Organizational Limited Partner" means AMCH in its capacity as the organizational limited partner of the Partnership pursuant to this Agreement.

  "Outstanding" means, with respect to the Units or other Partnership Securities, as the case may be, all Units or other Partnership Securities, as the case may be, that are issued by the Partnership and reflected as outstanding on the Partnership's books and records as of the date of determination and includes Units or other Partnership Securities held by the General Partner and its Affiliates.

  "Participating Unit" means any Unit, provided that, with respect to any time after the Preference Period, such term means any Unit Outstanding other than a Senior Preference Unit.

  "Partner" means a General Partner, a Limited Partner or a Special Limited Partner and, solely for purposes of Articles IV, V and VI and Sections 14.3 and 14.4, shall include an Assignee.

  "Partner Nonrecourse Debt" has the meaning set forth in Treasury Regulation
Section 1.704-1T(b)(4)(iv)(k)(4).

  "Partner Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation
Section 1.704-1T(b)(4)(iv)(h)(3), are attributable to a Partner Nonrecourse
Debt.

  "Partnership" means Agricultural Minerals Company, L.P., a Delaware limited partnership established pursuant to this Partnership Agreement, and any successor thereto.

  "Partnership Assets" initially means the assets of AMC, as described in the Registration Statement, to be transferred to the Partnership and the Operating Partnership and, thereafter, means all assets of the Partnership whether tangible or intangible and whether real, personal or mixed.

  "Partnership Inception" means the Closing Date.

  "Partnership Interest" means the interest of a Partner in the Partnership, which, in the case of a Limited Partner, a Special Limited Partner or an Assignee, shall be expressed in terms of Units, APIs, or other Partnership Securities or a combination thereof, as the case may be.

  "Partnership Minimum Gain" means the amount determined in accordance with the principles of Treasury Regulation Sections 1.704-1T(b)(4)(iv)(a) and 1.704-1T(b)(4)(iv)(c).

  "Partnership Securities" has the meaning assigned to such term in Section 4.4(a).

  "Partnership Year" means the taxable year of the Partnership, which shall be the calendar year.

  "Per Unit Capital Amount" means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Unit held by a Unitholder.

  "Percentage Interest" means as of the date of such determination (a) as the General Partner, 1/99th and (b) as to any Limited Partner or Assignee holding Units, the product of (i) 98/99ths multiplied by (ii) the quotient of (x) the number of Units held by such Limited Partner or Assignee divided by (y) the total number of all Units then Outstanding; provided, however, that following any issuance of additional Units by the Partnership in accordance with Section
4.4 hereof, proper adjustment shall be made to the Percentage Interest represented by each Unit.

  "Person" means an individual or a corporation, partnership, trust, unincorporated organization, association or other entity.

  "Preference Period" means the period from Partnership Inception to the Senior Conversion Date.

  "Purchase Date" means the date determined by the General Partner as the date for purchase of all Outstanding Common Units (other than Common Units owned by the General Partner and its Affiliates) pursuant to Article XVII.

  "Recapture Income" means any sign recognized by the Partnership (computed without regard to any adjustment required by Section 734 or 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

  "Record Date" means the date established by the General Partner for determining (a) the identity of Limited Partners (or Assignees if applicable) entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or entitled to exercise rights in respect of any lawful action of Limited Partners, or (b) the identity of Record Holders entitled to receive any report or distribution.

  "Record Holder" means the Person in whose name a Unit is registered on the books of the Transfer Agent as of the close of business on a particular Business Day.

  "Redeemable Units" means any Units for which a redemption notice has been given, and has not been withdrawn, under Section 11.6.

  "Redemption Date" means the date determined by the General Partner as the date for redemption of any Outstanding Units pursuant to Article XVII.

  "Registration Statement" means the Registration Statement on Form S-1 (Registration No. 33-43007), as it has been and as it may be amended or supplemented from time to time, filed by the Partnership with the Securities and Exchange Commission under the Securities Act to register the offering and sale of the Senior Preference Units in the Initial Offering.

  "Required Allocations" means any allocation (or limitation imposed on any allocation) of an item of income, gain, deduction or loss pursuant to (a) the proviso-clauses of Sections 5.1(b)(ii), 5.1(b)(iii) and 5.1(b)(iv) or (b) Sections 5.1(d)(i), 5.1(d)(ii), 5.1(d)(iii), 5.1(d)(v), 5.1(d)(vi),
5.1(d)(vii), 5.1(d)(viii) and 5.1(d)(ix), such allocations (or limitations thereon) being directly or indirectly required by the Treasury Regulations promulgated under Section 704(b) of the Code.

  "Reserve Amount" means a reserve, funded and maintained by the Partnership, of up to the lesser of (i) $18.48 million or (ii) the amount equal to four quarters of Minimum Quarterly Distributions on all Senior Preference Units Outstanding from time to time.

  "Residual Gain" or "Residual Loss" means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 5.2(b)(i)(A) or 5.2(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.

  "Second Liquidation Target Amount" means an amount determined with respect to any Unit which equals, as of the date of its determination, the sum of (a) the First Liquidation Target Amount plus (b) $0.11.

  "Second Target Distribution" means $0.825 per Unit (or, with respect to the period commencing on the Closing Date and ending on December 31, 1991, the product of $0.825 multiplied by a fraction, of which the numerator is equal to the number of days in such period and of which the denominator is 92), subject to adjustment in accordance with Sections 5.6 and 5.8.

  "Securities Act" means the Securities Act of 1933, as amended, supplemented or restated from time to time, and any successor to such statute.

  "Senior Conversion Date" means the end of the first calendar quarter occurring on or after December 31, 1996 as to which the Partnership shall have distributed in respect of each of the Senior Preference Units, Junior Preference Units and Common Units in respect of each of the three preceding consecutive non-overlapping years Available Cash that constitutes Cash from Operations in an amount at least equal to the Minimum Quarterly Distribution without giving effect to the payment of any Cumulative Deficiencies during such period multiplied by the product of (a) four times (b) the quotient of twelve divided by eleven; provided that, as of such date, there is no Cumulative Common Unit Deficiency; and provided further that, for purposes of this definition, "year" shall mean any twelve month period.

  "Senior Preference Unit" means one of that certain class of Units with those special rights and obligations specified in this Agreement as being appurtenant to a "Senior Preference Unit." The Senior Preference Units may be issued in series. The Senior Preference Units being initially issued pursuant to the Underwriting Agreement shall be designated the "11.26% Series."

  "Senior Preference Unit Deficiency" means, with respect to any Senior Preference Unit and as to any calendar quarter, the excess of (a) the Minimum Quarterly Distribution over (b) the sum of all Available Cash distributed in such calendar quarter with respect to a Senior Preference Unit pursuant to paragraph "Second" of Section 5.4.

  "Special Limited Partner" means each holder of an Outstanding API.

  "Special Limited Partner Book Capital" means, as of any date of determination, the amount equal to the sum of the balances of the Capital Accounts of all Special Limited Partners attributable to APIs, determined pursuant to Section 4.6 (taking into account any adjustment pursuant to Section 4.6(d) arising upon the present event requiring a valuation of the Partnership's assets).

  "Substituted Limited Partner" means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 12.2 in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.

  "Surviving Business Entity" has the meaning assigned to such term in Section 16.2(b).

  "Termination Capital Transaction" means any sale, transfer or other disposition of assets of the Partnership or the Operating Partnership following commencement of the dissolution and liquidation of the Partnership or the Operating Partnership.

  "Third Liquidation Target Amount" means an amount, determined with respect to any Unit, which equals, as of the date of its determination, the sum of (a) the Second Liquidation Target Amount plus (b) $.022.

  "Third Target Distribution" means $1.045 per Unit (or, with respect to the period commencing on the Closing Date and ending on December 31, 1991, the product of $1.045 multiplied by a fraction, of which the numerator is equal to the number of days in such period and of which the denominator is 92), subject to adjustment in accordance with Sections 5.8 and 9.6.

  "Trading Day" has the meaning assigned to such term in Section 17.1(a).

  "Transfer Agent" means the Depositary or any other bank, trust company or other Person (including, without limitation, the General Partner or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for the Units.

  "Transfer Application" means an application and agreement for transfer of Units in the form set forth on the back of a Unit Certificate or a Depositary Receipt or in a form substantially to the same effect in a separate instrument.

  "Underwriter" means each Person named as an underwriter in the Underwriting Agreement who purchases Senior Preference Units pursuant thereto.

  "Underwriting Agreement" means the Underwriting Agreement dated November 26, 1991 among the Underwriters, the Partnership and the General Partner providing for the purchase of Senior Preference Units by such Underwriters.

  "Unit" means a Partnership Interest of a Limited Partner or Assignee in the Partnership (other than APIs) representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and shall include Senior Preference Units, Junior Preference Units, Common Units and such other units of limited partner interest as may be issued from time to time by the Partnership.

  "Unit Certificate" means a certificate or certificates in such form as may be hereafter adopted by the General Partner in its sole discretion issued by the Partnership evidencing ownership of one or more Units.

  "Unitholder" means a Person who holds Units.

  "Unrealized Gain" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 4.6(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to section 4.6(d) as of such date).

  "Unrealized Loss" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 4.6(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 4.6(d)).

  "Unrecovered API Capital" means, at any time, with respect to an API, the excess, if any, of (i) the cash amount of the Capital Contribution made pursuant to Section 4.4 in exchange for such API over (ii) any amount previously distributed pursuant to Section 5.4 or 13.4 towards the redemption of such API.

  "Unrecovered Capital" means, at any time, (a) with respect to a Unit, the Unrecovered Initial Unit Price and (b) with respect to an API, the Unrecovered API Capital.

  "Unrecovered Initial Unit Price" means, at any time, with respect to a Unit of any class or series, the Initial Unit Price, less the sum of all distributions theretofore made in respect of such Unit constituting, and which for purposes of determining the priority of such distribution is treated as constituting, Cash from Interim Capital Transactions and of any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of a Unit that was sold in the initial offering of such class or series of Units.

                                  ARTICLE III

                                    PURPOSE

  3.1 Purpose and Business. The purpose and nature of the business to be conducted by the Partnership shall be (i) to serve as a partner in the Operating Partnership and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership as a partner in the Operating Partnership pursuant to the Operating Partnership Agreement or otherwise, (ii) to engage directly in, or to enter into any partnership, joint venture or similar arrangement to engage in, the production and distribution of nitrogen fertilizers and any activities necessarily incidental or ancillary thereto and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity and (iii) to do anything necessary or appropriate to the foregoing (including, without limitation, the making of capital contributions or loans to the Operating Partnership or in connection with its involvement in the activities referred to in clause (ii) of this sentence).

  3.2 Powers. The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 3.1 and for the protection and benefit of the Partnership.

                                   ARTICLE IV

                             CAPITAL CONTRIBUTIONS

  4.1 Initial Contributions. To form the Partnership under the Delaware Act, the General Partner has made an initial Capital Contribution to the Partnership in the amount of $10 for an interest in the Partnership and has been admitted as the general partner of the Partnership, and the Organizational Limited Partner has made a Capital Contribution to the Partnership in the amount of $980 for an interest in the Partnership and has been admitted as a limited partner of the Partnership.

  4.2 Return of Initial Contributions. As of the Closing Date, after giving effect to (i) the transactions contemplated by Section 4.3 and (ii) the admission to the Partnership of the Initial Limited Partners in accordance with this Agreement, the interest in the Partnership of the Organizational Limited Partner shall be terminated, the $10 Capital Contribution by the General Partner and the $980 Capital Contribution by the Organizational Limited Partner as initial Capital Contributions shall be refunded and the Organizational Limited Partner shall withdraw as a limited partner of the Partnership. 98/99ths of any interest or other profit that may have resulted from the investment or other use of such initial Capital Contributions shall be allocated and distributed to the Organizational Limited Partner, and the balance thereof shall be allocated and distributed to the General Partner.

  4.3 Contribution by the General Partner and the Initial Limited Partners. (a) On the Closing Date, the General Partner shall, as more fully provided in the Conveyance Agreement, convey, contribute and deliver to the Partnership, as a Capital Contribution, its limited partner interest in the Operating Partnership in exchange for a Partnership Interest as general partner in the Partnership representing a 1/99th Partnership Interest, 6,000,000 Junior Preference Units which shall be convertible into Senior Preference Units on a one-for-one basis as provided herein and 5,172,414 Common Units.

  (b) Subject to completion of the Capital Contributions referred to in Section 4.3(a), on the Closing Date, each Underwriter shall contribute and deliver to the Partnership cash in an amount equal to the Issue Price per Unit, multiplied by the number of Senior Preference Units specified in the Underwriting

Agreement to be purchased by such Underwriter at the "First Closing Date" as such term is used in the Underwriting Agreement. In exchange for such Capital Contribution, the Partnership shall issue Senior Preference Units to each Underwriter on whose behalf such Capital Contribution is made in an amount equal to the quotient obtained by dividing (x) the cash contribution to the Partnership by or on behalf of such Underwriter by (y) the Issue Price per Unit. Upon receipt of such Capital Contribution, each Underwriter shall be admitted to the Partnership as an Initial Limited Partner in respect of the Senior Preference Units so issued to it.

  4.4 Issuances of Additional Units, APIs and Other Securities. (a) Subject to
Section 4.4(c), the General Partner is hereby authorized to cause the Partnership to issue, in addition to the Senior Preference Units, Junior Preference Units and Common Units issued pursuant to Section 4.3, such additional Units, or classes or series thereof, or options, rights, warrants or appreciation rights relating thereto, or APIs or any other type of equity security that the Partnership may lawfully issue, any unsecured or secured debt obligations of the Partnership or debt obligations of the Partnership convertible into any class or series of equity securities of the Partnership (collectively, "Partnership Securities"), for any Partnership purpose, at any time or from time to time, to the Partners or to other Persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion, all without the approval of any Limited Partners. The Partnership shall issue to AMC or its assignee or nominee APIs in an aggregate face amount equal to any amount drawn by the Partnership on the Letter of Credit from time to time. The General Partner shall have sole discretion, subject to the guidelines set forth in this Section 4.4 and the requirements of the Delaware Act, in determining the consideration and terms and conditions with respect to any future issuance of Partnership Securities. The additional Senior Preference Units to be issued pursuant to this Section
4.4 may include Senior Preference Units issuable pursuant to the Underwriters' over-allotment option in accordance with the Underwriting Agreement.

  (b) Notwithstanding any provision of this Agreement to the contrary, additional Partnership Securities to be issued by the Partnership pursuant to this Section 4.4 shall be issuable from time to time in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including, without limitation, rights, powers and duties senior to existing classes and series of Partnership Securities (except as provided in Section 4.4(c)), all as shall be fixed by the General Partner in the exercise of its sole and complete discretion, subject to Delaware law and Section 4.4(c), including, without limitation, (i) the allocation of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Securities; (ii) the right of each such class or series of Partnership Securities to share in Partnership distributions; (iii) the rights of each such class or series of Partnership Securities upon dissolution and liquidation of the Partnership; (iv) whether such class or series of additional Partnership Securities is redeemable or callable by the Partnership and, if so, the price at which, and the terms and conditions upon which, such class or series of additional Partnership Securities may be redeemed or called by the Partnership; (v) whether such class or series of additional Partnership Securities is issued with the privilege of conversion and, if so, the rate at which, and the terms and conditions upon which, such class or series of Partnership Securities may be converted into any other class or series of Partnership Securities; (vi) the terms and conditions upon which each such class or series of Partnership Securities will be issued, evidenced by Unit Certificates and assigned or transferred; and (vii) the right, if any, of each such class or series of Partnership Securities to vote on Partnership matters, including, without limitation, matters relating to the relative rights, preferences and privileges of each such class or series.

  (c) Notwithstanding the terms of Sections 4.4(a) and 4.4(b), the issuance by the Partnership of any Partnership Securities shall be subject to the following restrictions and limitations:

    (i) During the Preference Period, the Partnership shall not issue any additional Units or other classes of Partnership Interests other than Junior Preference Units, Common Units, APIs, and additional Senior Preference Units with an aggregate offering price of up to $85 million (excluding Senior Preference Units issued upon conversion of Junior Preference Units or pursuant to the exercise of the over-allotment option accorded the Underwriters in the Underwriting Agreement);

    (ii) After the Preference Period, the Partnership shall not issue additional Units or other classes of Partnership Interests having rights to distributions or in liquidation ranking prior or senior to the Senior Preference Units without the approval of the holders of at least a majority of the Senior Preference Units Outstanding (excluding for purposes of such determination Senior Preference Units held by the General Partner and its Affiliates); and

    (iii) Upon the issuance of any Units by the Partnership, the General Partner shall be required to make additional Capital Contributions to the Partnership such that the General Partner shall at all times have a balance in its Capital Account equal to 1/99th of the total positive Capital Account balances of all Partners.

  (d) The General Partner is hereby authorized and directed to take all actions that it deems necessary or appropriate in connection with each issuance of Units, APIs or other Partnership Securities pursuant to Section 4.4(a) and to amend this Agreement in any manner that it deems necessary or appropriate to provide for each such issuance, to admit Additional Limited Partners in connection therewith and to specify the relative rights, powers and duties of the holders of the Units, APIs or other Partnership Securities being so issued.

  (e) Subject to the terms of Section 4.4(c), the General Partner is authorized to cause the issuance of Partnership Securities pursuant to any employee benefit plan for the benefit of employees responsible for the operations of the Partnership or the Operating Partnership maintained or sponsored by the General Partner, the Partnership, the Operating Partnership or any Affiliate of any of them.

  (f) The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things it determines to be necessary or advisable in connection with any future issuance of Partnership Securities, including, without limitation, compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Securities are listed for trading.

  4.5 Limited Preemptive Rights. Except as provided in Section 4.4(c)(iii), no Person shall have any preemptive, preferential or other similar right with respect to (a) additional Capital Contributions; (b) issuance or sale of any class or series of Units, APIs or other Partnership Securities, whether unissued, held in the treasury or hereafter created; (c) issuance of any obligations, evidences or indebtedness or other securities of the Partnership convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase or subscribe to, any such Units, APIs or other Partnership Securities; (d) issuance of any right of subscription to or right to receive, or any warrant or option for the purchase of, any such Units, APIs or other Partnership Securities; or (e) issuance or sale of any other securities that may be issued or sold by the Partnership.

  4.6 Capital Accounts. (a) The Partnership shall maintain for each Partner (or a beneficial owner of Units held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with
Section 6031(c) of the Code or any other method acceptable to the General Partner in its sole discretion) owning Units a separate Capital Account with respect to such Units, in accordance with the rules of Treasury Regulation
Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Units pursuant to this Agreement and (ii) all items of Partnership income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 4.6(b) and allocated with respect to such Units, pursuant to Section 5.1 and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Units, pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 4.6(b) and allocated with respect to such Units pursuant to Section 5.1.

  The Partnership shall maintain for the General Partner a separate Capital Account with respect to its Partnership Interest, held in its capacity as a general partner, in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest pursuant to this Agreement and (ii) all items of Partnership income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 4.6(b) and allocated with respect to such Partnership Interest pursuant to Section 5.1, and decreased by (x) the cash amount or the Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 4.6(b) and allocated with respect to such Partnership Interest pursuant to Section 5.1.

  The Partnership shall maintain a separate Capital Account with respect to APIs issued to any Special Limited Partner in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (v) all Capital Contributions made to the Partnership by such Special Limited Partner in exchange for such APIs, (w) all amounts drawn by the Partnership on the Letter of Credit from time to time to the extent not included in (v), each of which shall be deemed to be a contribution of capital in such amount by the General Partner and (x) all items of Partnership income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 4.6(b) and allocated to such Partner pursuant to Section 5.1, and decreased by (y) the cash amount or the Net Agreed Value of any property distributed by the Partnership to such Special Limited Partner in redemption of such APIs and (z) all items of Partnership deduction and loss computed in accordance with Section 4.6(b) and allocated to such Special Limited Partner pursuant to Section 5.1.

  (b) For purposes of computing the amount of any item of income, gain, loss or deduction to be reflected in the Partners' Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided that:

    (i) Solely for purposes of this Section 4.6, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the Operating Partnership Agreement) of all property owned by the Operating Partnership.

    (ii) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 5.1.

    (iii) Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes.

    (iv) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership's Carrying Value with respect to such property as of such date.

    (v) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 4.6(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; provided, however, that, if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any reasonable method that the General Partner may adopt.

  (c) A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred; provided, however, that, if the transfer causes a termination of the Partnership under Section 708(b)(1)(B) of the Code, the Partnership's properties shall be deemed to have been distributed in liquidation of the Partnership to the Partners (including any transferee of a Partnership Interest that is a party to the transfer causing such termination) pursuant to Sections 14.3 and 14.4 and recontributed by such Partners in reconstitution of the Partnership. In such event, the Carrying Values of the Partnership properties shall be adjusted immediately prior to such deemed distribution pursuant to Section 4.6(d)(ii) and such Carrying Values shall then constitute the Agreed Values of such properties upon such deemed contribution to the reconstituted Partnership. The Capital Accounts of such reconstituted Partnership shall be maintained in accordance with the principles of this
Section 4.6.

  (d) (i) Consistent with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Units for cash or Contributed Property or the conversion of the General Partner's Partnership Interest to Units pursuant to Section 13.3(b), the Capital Accounts of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Partners at such time pursuant to Section 5.1. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to the issuance of Partnership Interests shall be determined by the General Partner using such reasonable method of valuation as it may adopt; provided, however, the General Partner, in arriving at such valuation, must take into account the Limited Partner Equity Value, the General Partner Equity Value, and the Special Limited Partner Book Capital, at such time. The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines in its sole discretion to be reasonable) to arrive at a fair market value for individual properties.

  (ii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of each Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 5.1. Any Unrealized Gain or Unrealized Loss attributable to such property shall be allocated in the same manner as Net Termination Gain or Net Termination Loss pursuant to Section 5.1(c); provided, however, that, in making any such allocation, Net Termination Gain or Net Termination Loss actually realized shall be allocated first. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to a distribution shall (A) in the case of a deemed distribution occurring as a result of a termination of the Partnership pursuant to Section 708 of the Code, be determined and allocated in the same manner as that provided in Section 4.6(d)(i) or (B) in the case of a liquidating distribution pursuant to Section
14.3 or 14.4, be determined and allocated by the Liquidator using such reasonable methods of valuation as it may adopt.

  4.7 Interest. No interest shall be paid by the Partnership on Capital Contributions or on balances in Partners' Capital Accounts.

  4.8 No Withdrawal. No Partner shall be entitled to withdraw any part of its Capital Contributions (including, without limitation, with respect to APIs) or its Capital Account or to receive any distribution from the Partnership, except as provided herein.

  4.9 Loans from Partners. Loans by a Partner to the Partnership shall not constitute Capital Contributions. In any Partner shall advance funds to the Partnership in excess of the amounts required hereunder to be contributed by it to the capital of the Partnership, the making of such excess advances shall not result in any increase in the amount of the Capital Account of such Partner. The amount of any such excess advances shall be a debt obligation of the Partnership to such Partner and shall be payable or collectible only out of the Partnership Assets in accordance with the terms and conditions upon which such advances are made.

  4.10 No Fractional Units. No fractional Units shall be issued by the Partnership.

  4.11 Splits and Combinations. (a) Notwithstanding Section 4.4(c) and subject to Section 4.11(d), the General Partner may make a pro rata distribution of Units or other Partnership Securities to all then current Record Holders of such class or series of Units or other Partnership Securities distributed or may effect a subdivision or combination of Units or other Partnership Securities; provided, however, that after any such distribution, subdivision or combination, each Partner shall have the same Percentage Interest in the Partnership as before such distribution, subdivision or combination. The General Partner shall make such corresponding adjustments as it deems necessary and appropriate to the ratio of conversion with respect to such Units or Partnership Securities, if applicable, and to the price at which such Units may be redeemed or purchased pursuant to Article XVII.

  (b) Whenever such a distribution, subdivision or combination of Units or other Partnership Securities is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice of the distribution, subdivision or combination at least twenty days prior to such Record Date to each Record Holder as of the date not less than ten days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Units to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

 (c) Promptly following any such distribution, subdivision or combination, the General Partner may cause Unit Certificates or Depositary Receipts, as the case may be, to be issued to the Record Holders of Units as of the applicable Record Date representing the new number of Units held by such Record Holders, or the General Partner may adopt such other procedures as it may deem appropriate to reflect such distribution, subdivision or combination; provided, however, if any such distribution, subdivision or combination results in a smaller total number of Units Outstanding, the General Partner shall require, as a condition to the delivery to a Record Holder of such new Unit Certificate or Depositary Receipt, the surrender of any Unit Certificate or Depositary Receipt, as the case may be, held by such Record Holder immediately prior to such Record Date.

  (d) The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provision of Section 4.10 and this Section 4.11(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

                                   ARTICLE V

                         Allocations and Distributions

  5.1 Allocations for Capital Account Purposes. For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership's items of income, gain, loss and deduction (computed in accordance with Section 4.6(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

  (a) Net Income. After giving effect to the allocations set forth in Section 5.1(d), Net Income for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable period shall be allocated as follows:

    (i) First, 100% to the General Partner until the aggregate Net Income allocated to the General Partner pursuant to this Section 5.1(a)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 5.1(b)(v) for all previous taxable years;

    (ii) Second, after the Senior Conversion Date 98/99ths to all Limited Partners holding Senior Preference Units in the proportion that the respective number of Senior Preference Units held by them bears to the total number of Senior Preference Units then Outstanding and 1/99th to the General Partner, until the aggregate Net Income allocated to holders of Senior Preference Units pursuant to this Section 5.1(a)(ii) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to such holders in respect of their then Outstanding Senior Preference Units pursuant to Section 5.1(b)(iv) for all previous taxable years;

    (iii) Third, 98/99ths to all Special Limited Partners in the proportion that the respective number of APIs held by them bears to the total number of APIs then outstanding and 1/99th to the General Partner, until the aggregate Net Income allocated to the Special Limited Partners pursuant to this Section 5.1(a)(iii) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to the Special Limited Partners in respect of their then outstanding APIs pursuant to
  Section 5.1(b)(iii) for all previous taxable years;

    (iv) Fourth, 1/99th to the General Partner and 98/99ths to the Limited Partners holding Participating Units in proportion to their respective Percentage Interests that are solely attributable to Participating Units, until the aggregate Net Income allocated to such Partners pursuant to this
  Section 5.1(a)(iv) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to such Limited Partners and the General Partner pursuant to Section 5.1(b)(ii) for all previous taxable years; and

    (v) Fifth, the balance, if any, shall be allocated between the General Partner, in its capacity as general partner, and the Limited Partners in each taxable year in the same proportion as Available Cash for such taxable year (including, for this purpose, distributions of Available Cash made in a subsequent taxable year (including, for this purpose, distributions of Available Cash made in a subsequent taxable year with respect to the last quarter of the Partnership year for which the item of income, gain, loss, deduction or credit as the case may be, is being allocated, but excluding any portion of any distribution of Available Cash with respect to which a priority allocation has been made pursuant to Section 5.1(d)(iv)) was distributed to the General Partner and the Limited Partners. If the Partnership does not distribute any Available Cash in respect of a taxable year, the balance, if any, shall be allocated among the Partners in accordance with their respective Percentage Interests. Except as otherwise provided in this Section 5.1, each item of income, gain, loss, deduction or credit (computed in accordance with Section 4.6(b)) allocated to the Limited Partners, in the aggregate, shall be allocated to each Limited Partner pro rata in accordance with the number of Units held by such Limited Partner.

  (b) Net Losses. After giving effect to the allocations set forth in Section 5.1(d), Net Losses for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable period shall be allocated as follows:

    (i) First, 100% to the General Partner and the Limited Partners until the aggregate Net Losses allocated pursuant to this Section 5.1(b)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Income allocated to such Partners pursuant to Section 5.1(a)(v) for all previous taxable years. For purposes of this Section 5.1(b)(i), Net Losses for any taxable year shall be allocated to the General Partner and the Limited Partners in the same proportion as any Net Income was allocated to such Partners pursuant to Section 5.1(a)(v) in any previous taxable years (beginning with the first such taxable year in which Net Income was allocated to the Partners pursuant to Section 5.1(a)(v) up to an amount equal to the amount of Net Income allocated to the Partners in any such taxable year);

    (ii) Second, 1/99th to the General Partner and 98/99ths to the Limited Partners holding Participating Units in proportion to their respective Percentage Interests that are solely attributable to Participating Units, provided that Net Losses shall not be allocated pursuant to this Section 5.1(b)(ii) to the extent that such allocation would cause any Limited Partner to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account);

    (iii) Third, 98/99ths to all Special Limited Partners in the proportion that the respective number of APIs held by them bears to the total number of APIs then outstanding and 1/99th to the General

  Partner; provided that Net Losses shall not be allocated pursuant to this
  Section 5.1(b)(iii) to the extent that such allocation would cause any Special Limited Partner to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account);

    (iv) Fourth, after the Senior Conversion Date, 98/99ths to all Limited Partners holding Senior Preference Units in the proportion that the respective number of Senior Preference Units held by them bears to the total number of Senior Preference Units then outstanding and 1/99th to the General Partner; provided that Net Losses shall not be allocated pursuant to this Section 5.1(b)(iv) to the extent that such allocation would cause any such limited Partner to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account); and

    (v) Fifth, the balance, if any, 100% to the General Partner.

  (c) Net Termination Gains and Losses. After giving effect to the allocations set forth in Section 5.1(d), all items of gain and loss taken into account in computing Net Termination Gain or Net Termination Loss for such taxable period shall be allocated in the same manner as such Net Termination Gain or Net Termination Loss is allocated hereunder. All allocations under this Section 5.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 5.1 and after all distributions of Available Cash provided under Sections 5.4 and 5.6 have been made with respect to the taxable period ending on the date of the Partnership's liquidation pursuant to Section 14.3. References in this Section to the Minimum Quarterly Distribution and the Target Distributions are to such items as adjusted from time to time.

    (i) if a Net Termination Gain is recognized (or deemed recognized pursuant to Section 4.6(d)) from Termination Capital Transactions, such Net Termination Gain shall be allocated between the General Partner and the Limited Partners in the following manner (and the Capital Accounts of the Partners shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

      (A) First, to each Partner having a deficit balance in such Partner's Capital Account to the extent of and in proportion to such deficit balance;

      (B) Second, 98/99ths to all Limited Partners holding Senior Preference Units in the proportion that the respective number of Senior Preference Units held by them bears to the total number of Senior Preference Units Outstanding and 1/99th to the General Partner until each such Limited Partner's Capital Account in respect of each Senior Preference Unit (determined on a per Senior Preference Unit basis) is equal to the sum of (1) its Unrecovered Capital in respect of such Senior Preference Unit plus (2) any then existing Cumulative Senior Preference Unit Deficiency;

      (C) Third, 98/99ths to all Special Limited Partners in the proportion that the respective number of APIs held by them bears to the total number of APIs Outstanding and 1/99th to the General Partner until each such Special Limited Partner's Capital Account in respect of each API (determined on a per API basis) is equal to its Unrecovered API Capital in respect of such API;

      (D) Fourth, during the Preference Period, 98/99ths to all Limited Partners holding Junior Preference Units in the Proportion that the respective number of Junior Preference Units held by them bears to the total number of Junior Preference Units Outstanding and 1/99th to the General Partner until each such Limited Partner's Capital Account in respect of each Junior Preference Unit (determined on a per Junior Preference Unit basis) is equal to the sum of (1) its Unrecovered Capital plus (2) any then existing Cumulative Junior Preference Unit Deficiency;

      (E) Fifth, during the Preference Period, 98/99ths to all Limited Partners holding Common Units in the proportion that the respective number of Common Units held by them bears to the total number of Common Units Outstanding and 1/99th to the General Partner until each such Limited Partner's Capital Account in respect of each Common Unit (determined on a per

    Common Unit basis) is equal to sum of (1) its Unrecovered Capital plus
    (2) any then existing Cumulative Common Unit Deficiency;

      (F) Sixth, 98/99ths to all Limited Partners holding Participating Units in proportion to their respective Percentage Interests in respect of Participating Units and 1/99th to the General Partner until each such Limited Partner's Capital Account in respect of each Participating Unit (determined on a per Participating Unit basis) is equal to the First Liquidation Target Amount;

      (G) Seventh, 85/99ths to all Limited Partners holding Participating Units in proportion to their respective Percentage Interests in respect of Participating Units and 14/99ths to the General Partner until each such Limited Partner's Capital Account in respect of each Participating Unit (determined on a per Participating Unit basis) is equal to the Second Liquidation Target Amount;

      (H) Eighth, 75/99ths to all Limited Partners holding Participating Units in proportion to their respective Percentage Interests in respect of Participating Units and 24/99ths to the General Partner until each such Limited Partner's Capital Account in respect of each Participating Unit (determined on a per Participating Unit basis) is equal to the Third Liquidation Target Amount; and

      (I) Thereafter, 50/99ths to all Limited Partners holding
    Participating Units in proportion to their respective Percentage Interests in respect of Participating Units and 49/99ths to the General Partner.

    (ii) If a Net Termination Loss is recognized (or deemed recognized pursuant to Section 4.6(d)) from Termination Capital Transactions, such Net Termination Loss shall be allocated to the Partners in the following manner:

      (A) First, 1/99th to the General Partner and 98/99ths to the Limited Partners holding Common Units in proportion to, and to the extent of, the positive balances in their respective Capital Accounts until all such balances are reduced to zero;

      (B) Second, 1/99th to the General Partner and 98/99ths to the Limited Partners holding Junior Preference Units in proportion to, and to the extent of, the positive balances in their respective Capital Accounts until all such balances are reduced to zero;

      (C) Third, if such Termination Capital Transaction occurs (or is deemed to occur) prior to the redemption of all APIs then Outstanding, 98/99ths to all Special Limited Partners in the proportion that the respective number of APIs held by them bears to the total number of APIs then outstanding and 1/99th to the General Partner, to the extent of, the positive balance in such Special Limited Partner's respective Capital Account maintained with respect to its APIs;

      (D) Fourth, 98/99ths to all Limited Partners holding Senior
    Preference Units in proportion to, and the extent of, the positive balances in their respective Capital Accounts until all such balances are reduced to zero and 1/99th to the General Partner; and

      (E) Fifth, the balance, if any, 100% to the General Partner.
  (d) Special Allocations. Notwithstanding any other provision of this Section 5.1, the following allocations shall be made for such taxable period:

    (i) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 5.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in proportion to, and to the extent of, an amount equal to the greater of (A) the portion of such Partner's share of the net decrease in Partnership Minimum Gain during such taxable period that is allocable (in accordance with the principles set forth in Treasury Regulation Section 1.704-1T(b)(4)(iv)(e)(2)) to the disposition of Partnership property subject to one or more Nonrecourse Liabilities of the Partnership, or (B) the deficit balance in such Partner's Adjusted Capital Account at the end of such taxable period (modified, as appropriate, by Treasury Regulation Section 1.704-1T(b)(4)(iv)(e)(2)). The items to be so allocated shall be determined in accordance with Treasury Regulation
  Section 1.704-1T(b)(4)(iv)(e) and, for purposes of this

  Section 5.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.1(d) with respect to such taxable period. This Section 5.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-1T(b)(iv)(4)(e) and shall be interpreted consistently therewith.

    (ii) Chargeback of Minimum Gain Attributable to Partner Nonrecourse Debt. Notwithstanding the other provisions of this Section 5.1 (other than Section 5.1(d)(i)), if there is a net decrease in Minimum Gain Attributable to Partner Nonrecourse Debt during any Partnership taxable period, any Partner with a share of Minimum Gain Attributable to Partner Nonrecourse Debt at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in proportion to, and to the extent of, an amount equal to the greater of (A) the portion of such Partner's share of the net decrease in the Minimum Gain Attributable to Partner Nonrecourse Debt that is allocable (in accordance with the principles set forth in Treasury Regulation Section 1.704-1T(b)(4)(iv)(h)(4)) to the disposition of Partnership property subject to such Partner Nonrecourse Debt or (B) the deficit balance in such Partner's Adjusted Capital Account at the end of such taxable period (modified, as appropriate, by Treasury Regulation Section 1.704-1T(b)(4)(iv)(h)(4)). The items to be so allocated shall be determined in a manner consistent with the principles of Treasury Regulation Section 1.704-1T(b)(4)(iv)(e) and, for purposes of this Section 5.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.1(d), other than Section 5.1(d)(i), with respect to such taxable period. This Section 5.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-1T(b)(4)(iv)(h)(4) and shall be interpreted consistently therewith.

    (iii) Qualified Income Offset. Except as provided in Sections 5.1(d)(i) and 5.1(d)(ii), in the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation
  Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-
  1(b)(2)(ii)(d)(6) (modified, as appropriate, by Treasury Regulation Section 1.704-1T(b)(4)(iv)(e)(3) and 1.704-1T(b)(4)(iv)(h)(4)), items of
  Partnership income and gain shall be allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided that an allocation pursuant to this Section 5.1(d)(iii) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account after all other allocations provided in this Section 5.1 have been tentatively made as if this Section 5.1(d)(iii) were not in this Agreement.

    (iv) Priority Allocation. If the amount of cash distributed (except cash distributed pursuant to Section 14.3) with respect to a class or series of Units is disproportionately greater (on a per Unit basis), than the amount of cash distributed with respect to any other class or series of Units (on a per Unit basis), then before the allocation of Net Income or Net Loss, as the case may be, pursuant to the other provisions of this Section 5.1, (A) first, each Limited Partner holding Units with respect to which such disproportionately greater cash distribution was made shall be allocated gross income in an amount equal to the product of (X) the amount by which the distribution with respect to such class or series of Units exceeds (on a per Unit basis) the distribution (on a per Unit basis), if any, on the class or series of Units receiving the smallest distribution and (Y) the number of Units of such class or series held by such Limited Partner receiving the disproportionately greater distribution, (B) the General Partner shall be allocated gross income in an amount equal to 1/98th of the gross income allocated pursuant to the immediately preceding clause (A) and
  (C) the Net Income or Net Loss otherwise allocable to the Partners under the other provisions of this Agreement shall be recomputed by excluding the gross income allocated pursuant to the immediately preceding clauses (A) and (B).

    (v) Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period that is in excess of the sum of (A) the amount such Partner is obligated to restore pursuant to any provision of this Agreement and (B) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-1T(b)(4)(iv)(f) and 1.704-1T(b)(4)(iv)(h)(5), such Partner shall be allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this
  Section 5.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 5.1 have been tentatively made as if Section 5.1(d)(iii) and this Section 5.1(d)(v) were not in this Agreement.

    (v) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners in the same ratios that Net Income or Net Losses, as the case may be, is allocated for the taxable year. If the General Partner determines in its good faith discretion that the Partnership's Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the Limited Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

    (vii) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-1T(b)(4)(iv)(h). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

    (viii) Nonrecourse Liabilities. For purposes of Treasury Regulation
  Section 1.752-1T(e)(ii)(C), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.

    (ix) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

    (x) Curative Allocation. (A) Notwithstanding any other provision of this
  Section 5.1, other than the Required Allocations provisions, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and this Curative Allocation not otherwise been provided in this Section 5.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Minimum Gain Attributable to Partner Nonrecourse Debt. Allocations pursuant to this Section 5.1(d)(x)(A) shall only be made with respect to Required Allocations to the extent the General Partner reasonably determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 5.1(d)(x)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner reasonably determines that such allocations are likely to be offset by subsequent Required Allocations.

    (B) The General Partner shall have reasonable discretion, with respect to each taxable period, to (1) apply the provisions of Section 5.1(d)(x)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 5.1(d)(x)(A) among the Partners in a manner that is likely to minimize such economic distortions.

  5.2 Allocations for Tax Purposes. (a) Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Section 5.1.

  (b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners as follows:

    (i) (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under
  Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted tax basis at the time of contribution; and (B) except as otherwise provided in Section 5.2(b)(iii), any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 5.1

    (ii) (A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 4.6(d)(i) or (ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 5.2(b)(i)(A); and (B) except as otherwise provided in Section 5.2(b)(iii), any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 5.1.

    (iii) Any items of income, gain, loss or deduction otherwise allocable under Section 5.2(b)(i)(B) or 5.2(b)(ii)(B) shall be subject to allocation by the General Partner in a manner designed to eliminate, to the maximum extent possible, Book-Tax Disparities in a Contributed Property or Adjusted Property otherwise resulting from the application of the "ceiling" limitation (under Section 704(c) of the Code or Section 704(c) principles) to the allocations provided under Section 5.2(b)(i)(A) or 5.2(b)(ii)(A).

  (c) For the proper administration of the Partnership and for the preservation of uniformity of the Units (or any class or classes thereof), the General Partner shall have sloe discretion to (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions;
(iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or
Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Units (or any class or classes thereof); and (iv) treat any payment of tax by the Partnership on behalf of fewer than all of the Partners as an item of Partnership expense. The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this
Section 5.2(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Units issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

  (d) The General Partner in its sole discretion may determine to depreciate the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation method and useful life applied to the Partnership's common basis of such property, despite the inconsistency of such approach with Proposed Treasury Regulation Section 1.168-2(n) and Treasury Regulation Section 1.167(c)-1(a)(6). If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt a depreciation convention under which all purchasers acquiring Units in the same month would receive depreciation, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other reasonable depreciation convention to preserve the uniformity of the intrinsic tax characteristics of any Units that would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Units.

  (e) Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section
5.2 be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

  (f) All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

  (g) Each item of Partnership income, gain, loss and deduction attributable to a transferred Partnership Interest of the General Partner or to transferred Units shall, for federal income tax purposes, be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Partners as of the close of the New York Stock Exchange on the last day of the preceding month; provided, however, that (i) except as otherwise provided in clause (ii), such items for the period beginning on the Closing Date and ending on the last day of the month in which the Closing Date occurs shall be allocated to Partners as of the close of the New York Stock Exchange on the last day of that month or (ii) if the Underwriters' over-allotment option is exercised, such items for the period beginning on the Closing Date and ending on the last day of the month in which the "Optional Closing Date" (as defined in the Underwriting Agreement) occurs shall be allocated to the Partners as of the close of the New York Stock Exchange on the last day of that month; and provided further that gain or loss on a sale or other disposition of any assets of the Partnership other than in the ordinary course of business shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation as it determines necessary, to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

  (h) Allocations that would otherwise be made to a Limited Partner under the provisions of this Article V shall instead be made to the beneficial owner of Units held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner in its sole discretion.

  (i) The General Partner shall amend or supplement this Article V to provide for the allocation of any item of income, gain, loss, deduction or credit for federal, state or local income tax purposes for which provision is not otherwise made herein in the manner that the General Partner determines to be reasonable, taking into account the requirements of the Code.

  (j) Notwithstanding any other provision of this Section 5.2, if the Internal Revenue Service is successful in asserting an adjustment to the taxable income of the General Partner and, as a result of any such adjustment, the Partnership is entitled to a deduction for federal income tax purposes with respect to any portion of such adjustment, such deduction shall be allocated to the General Partner.

  5.3 Requirements as to, and Characterization of, Distributions. (a) Within sixty days following the end of each calendar quarter (or following the period from the Closing Date through December 31, 1991), an amount equal to 100% of Available Cash with respect to such quarter (or period) shall be distributed in accordance with this Article V by the Partnership to the Partners, as of the Record Date selected by the General Partner in its reasonable discretion, or set aside to fund the Reserve Amount. The immediately preceding sentence shall not modify in any respect the provisions of Section 4.2 regarding the distribution of any interest or other profit on the initial contributions referred to therein. All amounts of Available Cash distributed by the Partnership on any date from any source (other than amounts paid or distributed pursuant to Section 4.2) shall be deemed to be Cash from Operations until the sum of all amounts of Available Cash theretofore distributed by the Partnership to Partners pursuant to Sections 5.4 and 5.5 and in respect of the redemption of APIs equals the aggregate amount of all Cash from Operations of the Partnership from the Partnership Inception through the end of the calendar quarter prior to such distribution. Any remaining amounts of Available Cash distributed by the Partnership on such date (other than amounts paid or distributed pursuant to Section 4.2) shall, except as otherwise provided in
Section 5.6, be deemed to be Cash from Interim Capital Transactions; provided that if (i) all or any portion of Available Cash with respect to any calendar quarter distributed by the Partnership would otherwise be deemed to be Cash from Interim Capital Transactions and (ii) the Letter of Credit was drawn on in respect of such quarter and the amount so drawn was distributed to the Limited Partners holding Senior Preference Units, then the Available Cash so distributed that would otherwise be deemed to be Cash from Interim Capital Transactions shall be deemed to be Cash from Operations to the extent of the amount so distributed.

  (b) Notwithstanding the definitions of Available Cash and Cash from Operations contained herein, cash receipts of the Partnership from the Letter of Credit shall be deemed to be received, for purposes of determining Available Cash and Cash from Operations, during the quarter in respect of which the Letter of Credit was drawn upon, even if such cash is received by the Partnership after the last day of such quarter. Notwithstanding the foregoing, in the event of the dissolution and liquidation of the Partnership, all proceeds of such liquidation shall be applied and distributed in accordance with, and subject to the terms and conditions of, Sections 14.3 and 14.4.

  5.4 Distributions and Reserve Amount Funding. Available Cash with respect to any calendar quarter that constitutes or, for purposes of determining the priority of distributions of Available Cash, is treated as if it constitutes Cash from Operations pursuant to the provisions of Section 5.3 or 5.7, shall be distributed or set aside as follows:

    (A) First, 98/99ths to the Limited Partners holding Senior Preference Units in the proportion that the respective number of Senior Preference Units held by them bears to the total number of Senior Preference Units Outstanding and 1/99th to the General Partner until there has been distributed in respect of each such Outstanding Senior Preference Unit an amount equal to the Minimum Quarterly Distribution for such quarter.

    (B) Second, 98/99ths to Limited Partners holding Senior Preference Units, in the proportion that the respective number of Senior Preference Units held by them bears to the total number of Senior Preference Units Outstanding and 1/99th to the General Partner until there has been distributed in respect of each such Outstanding Senior Preference Unit an amount equal to any Cumulative Senior Preference Unit Deficiency;

    (C) Third, 100% to be set aside by the Partnership to fund in full the Reserve Amount;

    (D) Fourth, 100% to the Special Limited Partners, in proportion to the Unrecovered API Capital attributable to the respective APIs held by them, to the extent necessary to reduce to zero the Unrecovered API Capital of any and all APIs then outstanding;

    (E) Fifth, 98/99ths to Limited Partners holding Junior Preference Units, in the proportion that the respective number of Junior Preference Units held by them bears to the total number of Junior Preference Units Outstanding and 1/99th to the General Partner until there has been distributed in respect of each such Outstanding Junior Preference Unit an amount equal to the Minimum Quarterly Distribution for such quarter;

    (F) Sixth, 98/99ths to Limited Partners holding Junior Preference Units, in the proportion that the respective number of Junior Preference Units held by them bears to the total number of Junior Preference Units Outstanding and 1/99th to the General Partner until there has been distributed in respect of each such Outstanding Junior Preference Unit an amount equal to any Cumulative Junior Preference Unit Deficiency;

    (G) Seventh, 98/99ths to Limited Partners holding Common Units, in the proportion that the respective number of Common Units held by them bears to the total number of Common Units

  Outstanding and 1/99th to the General Partner until there has been distributed in respect of each such Outstanding Common Unit an amount equal to the Minimum Quarterly Distribution for such quarter;

    (H) Eighth, 98/99ths to Limited Partners holding Common Units, in the proportion that the respective number of Common Units held by them bears to the total number of Common Units Outstanding and 1/99th to the General Partner until there has been distributed in respect of each such Outstanding Common Unit an amount equal to any Cumulative Common Unit Deficiency;

    (I) Ninth, 98/99ths to all Limited Partners holding Participating Units in proportion to their respective Percentage Interests in respect of Participating Units and 1/99th to the General Partner until there has been distributed in respect of each Participating Unit Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution;

    (J) Tenth, 85/99ths to all Limited Partners holding Participating Units in proportion to their respective Percentage Interests in respect of Participating Units and 14/99ths to the General Partner until there has been distributed in respect of each Participating Unit Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution;

    (K) Eleventh, 75/99ths to all Limited Partners holding Participating Units in proportion to their respective Percentage Interests in respect of Participating Units and 24/99ths to the General Partner until there has been distributed in respect of each Participating Unit Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution; and

    (L) Thereafter, 50/99ths to all Limited Partners holding Participating Units in proportion to their respective Percentage Interests in respect of Participating Units and 49/99ths to the General Partner.

  5.5 Conversion of Units. (a) On the Junior Conversion Date, all Outstanding Junior Preference Units (the "Converted Amount") shall, without any action on the part of any Record Holder thereof, be converted into Senior Preference Units; thereafter, all distinctions between Senior Preference Units and such converted Junior Preference Units shall automatically cease and such converted Junior Preference Units shall thereafter be designated "Senior Preference Units." In the event of a distribution, combination or subdivision of the Senior Preference Units pursuant to Section 4.11, the "Converted Amount" shall be adjusted to and become that amount which bears the same ratio to the number of Outstanding Junior Preference Units after giving effect to such distribution, combination or subdivision as the Converted Amount bears to the number of Outstanding Junior Preference Units immediately prior to such distribution, combination or subdivision. In the event of a distribution, combination or subdivision of the Senior Preference Units, the number of Senior Preference Units into which each Junior Preference Unit is convertible (the "Conversion Factor") shall be adjusted to and become that amount which bears the same ratio to the number of Outstanding Senior Preference Units after giving effect to such distribution, combination or subdivision as the Conversion Factor immediately prior to such distribution, combination or subdivision bears to the number of Outstanding Senior Preference Units after giving effect to such distribution, combination or subdivision.

  (b) On the Senior Conversion Date, the Senior Preference Units will cease to participate with the Common Units in any distributions of Available Cash constituting Cash from Operations in excess of the Minimum Quarterly Distribution.

  (c) For a 90-day period commencing on the date the General Partner mails notice to the Unitholders that the Senior Conversion Date has occurred, Unitholders will have the right to elect to convert their Senior Preference Units into Common Units, effective as of the Senior Conversion Date, on a one-for-one basis, subject to adjustment, by delivering a Conversion Notice to the General Partner; provided, however, that any Units as to which a Conversion Notice is not received during such 90-day period shall remain Senior Preference Units; and provided further that in the event that the Common Units are not approved for listing on the New York Stock Exchange or the American Stock Exchange at such time, only those Senior Preference Units as to which a Conversion Notice has been delivered by the General Partner and its Affiliates shall be converted into Common Units and Senior Preference Units held by all other holders shall not be converted into Common Units, but shall remain Senior Preference Units. On or before the Senior Conversion Date, the Partnership shall file an application to list the Common Units on the New York Stock Exchange or the American Stock

Exchange and shall pursue such application in good faith; provided that upon termination of the 90-day conversion period the Partnership and its Common Units meet the applicable listing requirements.

  5.6 Distributions of Cash from Interim Capital Transactions. Distributions by the Partnership of Available Cash that constitutes Cash from Interim Capital Transactions shall be distributed, unless the provisions of Section 5.3 require otherwise, 98/99ths to all Limited Partners in proporation to the respective number of Units held by them and 1/99th to the General Partner, until there has been distributed in respect of each class of Outstanding Units distributions of Available Cash that are deemed to be Cash from Interim Capital Transactions in an aggregate amount equal to Unrecoverred Capital plus accrued arrearages, if any. All series of each class shall be on a parity with respect to distributions of Cash from Interim Capital Transactions and all such parity securities shall share pro rata with respect to distributions of Cash from Intermim Capital Transactions. Thereafter, all Available Cash shall be distributed as if it were Cash from Operations and shall be distributed in accordance with Section 5.4. However, after the Senior Conversion Date, Senior Preference Units that have not been converted into Common Units and that have received distributions of Cash from Interim Capital Transactions equal to their Unrecovered Capital plus accrued arrearages, if any, shall receive no further distributions, shall be treated as if they have been redeemed, and shall cease to be Outstanding for all purposes.

 5.7 Reserve Amount; Letter of Credit. (a) The Partnership shall maintain the Reserve Amount, funded in accordance with the provisions set forth in Section 5.4, to support the Partnership's ability to make quarterly cash distributions in the amount of the Minimum Quarterly Distribution on all Senior Preference Units Outstanding from time to time. The Reserve Amount shall be an asset of the Partnership and shall not be maintained apart from any other reserves, accounts or assets of the Partnership. The Reserve Amount shall be supported by the Letter of Credit, as provided in Section 5.7(b). The maximum amount of the Reserve Amount shall be adjusted to reflect changes in the number of Senior Preference Units Outstanding from time to time and adjustments made to the Minimum Quarterly Distribution on the Senior Preference Units pursuant to
Section 5.8 so that the Reserve Amount remains equal to the four quarters of Minimum Quarterly Distributions on the Senior Preference Units Outstanding from time to time, but the Reserve Amount shall not exceed $18.48 million.

  (b) AMC shall establish with Chemical Bank, or such other bank or banks as the General Partner in its reasonable judgment shall approve, the Letter of Credit to support the Reserve Amount. Until sufficient Available Cash constituting Cash from Operations accumulates to fully fund the Reserve Amount, the Partnership shall have the right to draw, to the extent that any portion of the Reserve Amount has not yet been funded, on the Letter of Credit. Pursuant to the Letter of Credit, the Partnership may draw amounts in any quarter (i) to the extent that both Available Cash constituting Cash from Operations and the Reserve Amount are insufficient to pay the Minimum Quarterly Distribution for such quarter on all Outstanding Senior Preference Units or (ii) if AMC is unable to renew or replace the Letter of Credit. Concurrent with each draw by the Partnership on the Letter of Credit, the Partnership shall issue to AMC APIs in an aggregate face amount equal to the amount so drawn. APIs shall not participate with other Units in any distributions and shall have no voting rights, but shall be entitled to be redeemed at their face amount after payment of the Minimum Quarterly Distribution and accrued arrearages, if any, on the Senior Preference Units and after the Reserve Amount is fully funded, in accordance with the provisions of Section 5.4. The Partnership shall not be liable to the General Partner for the reimbursement or payment of any fees, indemnities, interest, expenses, charges or other costs (other than the issuance and redemption of APIs) in connection with the Letter of Credit.

  5.8 Adjustment of Minimum Quarterly Distribution and Target Distribution Levels. (a)(i) The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution shall be proportionately adjusted in the event of any combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Securities in accordance with Section 4.11.

  (ii) In the event of a distribution of Available Cash that is deemed to be Cash from Interim Capital Transactions, the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribu-tion and Third Target Distribution shall be adjusted proportionately downward to equal the product obtained by multiplying the otherwise applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, as the case may be, by a fraction of which the numerator is the Unrecovered Initial Unit Price immediately after giving effect to such distribution and of which the denominator is the Unrecovered Initial Unit Price immediately prior to giving effect to such distribution.

  (b) The Minimum Quarterly Distribution and the First, Second and Third Target Distributions shall be adjusted if legislation is enacted that causes the Partnership to become taxable as a corporation or otherwise treated as an association taxable as a corporation for federal income tax purposes. In such event, the Minimum Quarterly Distribution and the First, Second and Third Target Distributions for each quarter thereafter would be reduced to an amount equal to the product of (i) each of the Minimum Quarterly Distribution and the First, Second and Third Target Distributions multiplied by (ii) 1 minus the sum of (x) the maximum marginal federal corporate income tax rate to which the Partnership is subject (expressed as a fraction) plus (y) any increase that results from such legislation in the effective overall state and local income tax rate to which the Partnership is subject (expressed as a fraction) for the taxable year in which such quarter occurs (after taking into account the benefit of any deduction allowable for federal income tax purposes with respect to the payment of state and local income taxes). Such effective overall state and local income tax rate shall be determined for the calendar year next preceding the first calendar year during which the Partnership is taxable for federal income tax purposes as a corporation or otherwise treated as an association taxable as a corporation by determining such rate as if the Partnership had been subject to such state and local taxes during such preceding calendar year.

                                  ARTICLE VI

                     MANAGEMENT AND OPERATION OF BUSINESS

  6.1 Management. (a) The General Partner shall conduct, direct and exercise full control over all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner or Assignee shall have any right of control or management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner to a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to
Section 6.3, shall have full power and authority to do all things and on such terms as it, in its sole discretion, may deem necessary or desirable to conduct the business of the Partnership, to exercise all powers set forth in Section
3.2 and to effectuate the purposes set forth in Section 3.1, including, without limitation, (A) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness and the incurring of any other obligations and the securing of same by mortgage, deed of trust or other lien or encumbrance; (B) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership; (C) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (C) being subject, however, to any prior approval that may be required by Section 6.3); (D) the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement, including, without limitation, the financing of the conduct of the operations of the Partnership or the Operating Partnership, the lending of funds to other Persons (including, without limitation, the Operating Partnership) and the repayment of obligations of the Partnership and the Operating Partnership and the making of capital contributions to the Operating Partnership; (E) the negotiation, execution and performance of any contracts, conveyances or other instruments (including, without limitation, instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case); (F) the distribution of Partnership cash; (G) the selection and dismissal of employees and agents (including, without limitation, employees having titles such as "president," "vice president," "secretary" and "treasurer") and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring; (H) the procurement and maintenance by the Partnership or the General Partner of such insurance for the benefit of the Partnership and the Partners as it deems necessary or appropriate; (I) the formation of, or acquisition of an interest in, and the contribution of property to, any further limited or general partnerships, joint ventures or other relationships (including, without limitation, the acquisition of interests in, and the contributions of property to, the Operating Partnership from time to time); (J) the control of any matters affecting the rights and obligations of the Partnership, including, without limitation, the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation;
(K) the indemnification of any person against liabilities and contingencies to the extent permitted by law; (L) the entering into of listing agreements with the New York Stock Exchange and any other securities exchange and the delisting of some or all of the Units from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 1.6); (M) the purchase, sale or other acquisition or disposition of Units and other Partnership Securities; and (N) the undertaking of any action in connection with the Partnership's participation in the Operating Partnership as the limited partner (including, without limitation, contributions or loans of funds by the Partnership to the Operating Partnership).

  (b) Notwithstanding any other provision of this Agreement, the Operating Partnership Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and Assignees and each other Person who may acquire an interest in Units hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of the Second Amended and Restated Credit Agreement of the Operating Partnership, the Operating Partnership Agreement, the Underwriting Agreement, the Deposit Agreement, the Conveyance Agreement and the other agreements described in or filed as part of the Registration Statement; (ii) agrees that the General Partner is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the Assignees or the other Persons who may acquire an interest in APIs and Units; and (iii) agrees that none of the execution, delivery or performance by the General Partner and its officers and directors, the Partnership, any Operating Partnership or any Affiliate thereof of any agreement authorized or permitted under this Agreement (including, without limitation, the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XVII and Section 6.5) shall constitute a breach by the General Partner and its officers and directors of any duty that the General Partner and its officers and directors may owe the Partnership or the Limited Partners or the Assignees or any other Persons under this Agreement or of any duty stated or implied by law or equity.

  6.2 Certificate of Limited Partnership. The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act and shall use all reasonable efforts to cause to be filed such other certificates or documents as may be determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent that such action is determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 7.5(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner or Assignee.

  6.3 Restrictions on General Partner's Authority. (a) The General Partner may not, without written approval of the specific act by all of the Limited Partners or by other written instrument executed and delivered by all of the Limited Partners subsequent to the date of this Agreement, take any action in contravention of this Agreement, including, without limitation, (i) any act that would make it impossible to carry on the ordinary business of the Partnership, except as otherwise provided in this Agreement; (ii) possess Partnership property, or assign any rights in specific Partnership property, for other than a Partnership purpose; (iii) admit a Person as a Partner, except as otherwise provided in this Agreement; (iv) amend this Agreement in any manner, except as otherwise provided in this Agreement; or (v) transfer its interest as general partner of the Partnership, except as otherwise provided in this Agreement.

  (b) Except as provided in Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the Partnership's assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination with any other Person) or approve on behalf of the Partnership the sale, exchange or other disposition of all or substantially all of the assets of the Operating Partnership (including by way of merger, consolidation or other combination with any other Person), during the Preference Period, without the approval of the holders of at least a majority of the Outstanding Units (excluding for purposes of any such determination Units held by the General Partner and its Affiliates) and thereafter without the approval of the holders of at least a majority of the Outstanding Units; provided, however, that this provision shall not preclude or limit the General Partner's ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the Partnership's assets or the Operating Partnership's assets and shall not apply to any forced sale of any or all of the Partnership's assets or the Operating Partnership's assets pursuant to the foreclosure of, or other realization upon, any such encumbrance, or in any way limit the right of any holder of the capital stock of the General Partner to sell, exchange or otherwise dispose of such capital stock. Without the approval of the holders of at least a majority of the Outstanding Units (excluding for purposes of any such determination Units held by the General Partner and its Affiliates), the General Partner shall not, on behalf of the Partnership, (i) consent to any amendment to the Operating Partnership Agreement or, except as expressly permitted by Section 6.9(d), take any action permitted to be taken by the limited partner of the Operating Partnership, in either case, that would adversely affect the Partnership by limiting its rights, preferences or privileges as the limited partner of the Operating Partnership or (ii) except as permitted under Sections 11.2 and 13.1, elect or cause the Partnership to elect a successor general partner of the Operating Partnership.

  (c) The General Partner shall not take any action or refuse to take any reasonable action the effect of which, if taken or not taken, as the case may be, would be to cause the Partnership or the Operating Partnership to be taxable as a corporation or otherwise treated as an association taxable as a corporation for federal income tax purposes, without the approval of the holders of a majority of each class of Outstanding Units, including the vote of a majority of the Outstanding Senior Preference Units (excluding for purposes of any such determination Senior Preference Units held by the General Partner and its Affiliates).

  (d) At all times while serving as the general partner of the Partnership, the General Partner shall not make any dividend or distribution on, or repurchase any shares of, its stock or take any other action within its control if the effect of such dividend, distribution, repurchase or other action would be to reduce its net worth below an amount necessary to receive an Opinion of Counsel that the Partnership will be treated as a partnership for federal income tax purposes.

  6.4 Reimbursement of the General Partner. (a) Except as provided in this
Section 6.4 and elsewhere in this Agreement or in the Operating Partnership Agreement, the General Partner shall not be compensated for its services as general partner of the Partnership or the Operating Partnership.

  (b) The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine in its sole discretion, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership (including, without limitation, amounts paid to any Person to perform services for the Partnership) and (ii) that portion of the General Partner's or its Affiliates' legal, accounting, investor communications, utilities, telephone, secretarial, travel, entertainment, bookkeeping, reporting, data processing, office rent and other office expenses (including, without limitation, overhead charges), salaries, fees and other compensation and benefit expenses of employees, officers and directors, insurance, other administrative or overhead expenses and all other expenses, in each such case, necessary or appropriate to the conduct of the Partnership's business and reasonably allocable to the Partnership or otherwise incurred by the General Partner in connection with operating the Partnership's business (including, without limitation, expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the fees and expenses that are allocable to the Partnership in any reasonable manner determined by the General Partner in its sole discretion. Such reimbursements shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to
Section 6.7.

  (c) Subject to Section 4.4(c), the General Partner in its sole discretion and without the approval of the Limited Partners may propose and adopt on behalf of the Partnership employee benefit plans (including, without limitation, plans involving the issuance of Units), for the benefit of employees of the General Partner, the Partnership, the Operating Partnership or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the Partnership or the Operating Partnership.

  6.5 Outside Activities. (a) After the Closing Date, the General Partner shall limit its activities to those required or authorized by the Operating Partnership Agreement. AMC may provide general and administrative services to AMCH and its Affiliates. Certain officers, directors and employees of AMC are also officers, directors or employees of AMCH or its Affiliates. AMCH and its Affiliates are engaged in the business of making investments in various types of businesses, which may include businesses in the agricultural minerals industry, and managing such investments. Such officers, directors and employees of AMC may spend a substantial amount of time managing the business and affairs of AMCH and its Affiliates and may face conflicts regarding the allocation of their time between the Partnership and such other business interests. The General Partner shall cause its employees to devote as much time to the management of the Partnership as is necessary for the proper conduct of its business and affairs. The General Partner shall manage the Partnership for the benefit of its Partners and the General Partner. In the event that AMC is no longer owned by AMCH, any new owner may engage in other businesses, or in the business of making investments in businesses, which may include businesses in the agricultural minerals industry, and managing such investments. The officers, directors and employees of AMC may also be officers, directors or employees of such new owners and may spend a substantial amount of time managing the business and affairs of such new owner and its Affiliates and may face conflicts regarding the allocation of their time between the Partnership and such other business interests. The new owners shall cause their employees to devote as much time to the management of the Partnership as is necessary for the proper conduct of its business and affairs. None of such other investment or management activities shall constitute a breach of fiduciary duty owed by AMC.

  (b) Except as provided in Section 6.5(a), each Indemnitee (other than AMC) is free to engage in any business, including any business that is in competition with the business of the Partnership. The General Partner and any other Persons affiliated with the General Partner may acquire Units or other Partnership Securities, in addition to those acquired by any of such Persons on the Closing Date, and shall be entitled to exercise all rights of an Assignee or Limited Partner, as applicable, relating to such Units or Partnership Securities, as the case may be.

  (c) Without limiting Sections 6.5(a) and 6.5(b), but notwithstanding anything to the contrary in this Agreement, the ability of Indemnitees (other than AMC) to enter into competitive activities is hereby approved by all Partners, and it shall not be deemed to be a breach of the General Partner's fiduciary duty for the General Partner to permit an Indemnitee to engage in a business opportunity in preference to or to the exclusion of the Partnership.

  6.6 Loans to and from the General Partner; Contracts with Affiliates. (a) The General Partner or any Affiliate thereof may lend to the Partnership or the Operating Partnership, and the Partnership and the Operating Partnership may borrow, funds needed or desired by the Partnership and the Operating Partnership for such periods of time as the General Partner may determine; provided, however, that the General Partner or any of its Affiliates may not charge the Partnership or the Operating Partnership interest at a rate greater than the rate that would be charged the Partnership or the Operating

Partnership, as the case may be (without reference to the General Partner's financial abilities or guarantees), and the terms of such loan shall be no less favorable to the Partnership than those required by unrelated lenders on comparable loans. The Partnership or the Operating Partnership, as the case may be, shall reimburse the General Partner or any of its Affiliates, as the case may be, for any costs (other than any additional interest costs) incurred by it in connection with the borrowing of funds obtained by the General Partner or any of its Affiliates and loaned to the Partnership or the Operating Partnership.

  (b) The Partnership may lend, contribute to or borrow from the Operating Partnership, and the Operating Partnership may lend to or borrow from the Partnership, funds on terms and conditions established in the sole discretion of the General Partner; provided, however, that the Partnership may not charge the Operating Partnership and the Operating Partnership may not charge the Partnership, as the case may be, interest at a rate greater than the rate and terms that would be charged the Operating Partnership or the Partnership, as the case may be, by unrelated lenders on comparable loans. The foregoing authority shall be exercised by the General Partner in its sole discretion and shall not create any right or benefit in favor of the Operating Partnership or any other Person. The Partnership may not lend funds to the General Partner or any of its Affiliates (other than the Operating Partnership), except for short-term funds management purposes.

  (c) The General Partner may itself, or may enter into an agreement with any of its Affiliates to, render services to the Partnership. Any service rendered to the Partnership by the General Partner or any of its Affiliates shall be on terms that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 6.6(c) shall be deemed satisfied as to any transaction the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties. The provisions of Section 6.4 shall apply to the rendering of services described in this Section 6.6(c).

  (d) The Partnership may transfer assets to joint ventures, other partnerships, corporations or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as are consistent with this Agreement and applicable law.

  (e) Neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 6.6(e) shall be deemed to be satisfied as to (i) the transactions effected pursuant to Sections 4.2 and 4.3, the Conveyance Agreement, and any other transactions described in or contemplated by the Registration Statement and (ii) as to any transaction the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties.

  (f) The General Partner and its Affiliates will have no obligation to permit the Partnership or the Operating Partnership to use any facilities of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use, nor shall there be any obligation on the General Partner or its Affiliates to enter into such contracts.

  (g) Without limitation of Sections 6.6(a) through 6.6(f), and notwithstanding anything to the contrary in this Agreement, the existence of the conflicts of interest described in the Registration Statement under the caption "Conflicts of Interest and Fiduciary Responsibility" are hereby approved by all Partners.

  6.7 Indemnification. (a) To the fullest extent permitted by law, each Indemnitee (i) shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as
(x) the General Partner, a Departing Partner or any of their Affiliates, (y) an officer or director of the General Partner, any Departing Partner or any of their Affiliates or (z) a Person serving at the request of the Partnership as an officer, director, employee, partner, member or agent of another corporation, partnership, joint venture, trust, committee or other enterprise and (ii) may be indemnified, to the extent deemed advisable by the General Partner to the fullest extent permitted by law, from and against any and all amounts described in clause (i) above, by reason of its status as an employee, partner or agent (other than a director or officer) of the General Partner, any Departing Partner or any of their Affiliates. Any indemnification pursuant to this
Section 6.7 shall be made only out of the assets of the Partnership.

  (b) To the fullest extent permitted by law, expenses (including, without limitation, legal fees and expenses) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding.

  (c) The indemnification provided by this Section 6.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, both as to actions in the Indemnitee's capacity as (i) the General Partner, a Departing Partner or an Affiliate thereof, (ii) an officer, director, employee, partner or agent of the General Partner, any Departing Partner or an Affiliate thereof or (iii) a Person serving at the request of the Partnership as an officer, director, employee, partner, member or agent of another corporation, partnership, joint venture, trust, committee or other enterprise, and shall continue as to an Indemnitee who has ceased to serve in such capacity and as to actions in any other capacity (including, without limitation, any capacity under the Underwriting Agreement).

  (d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of any Indemnitee, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Partnership's activities, whether or not the Partnership would have the power to indemnify such Person against such liabilities under the provisions of this Agreement.

  (e) For purposes of this Section 6.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute "fines" within the meaning of Section 6.7(a); and action taken or omitted by it with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Partnership.

  (f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

  (g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

  (h) To the extent that, at law or in equity, any Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Limited Partners, AMC, as general partner of the Partnership, and any other Indemnitee acting in connection with the Partnership's business or offices shall not be liable to the Partnership or to any Limited Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of any Indemnitee otherwise existing at law or in equity, are agreed by the Limited Partners to replace such other duties and liabilities of such Indemnitee.

  (i) The provisions of this Section 6.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

  (j) No amendment, modification, repeal or adoption of any provision inconsistent with this Section 6.7 or any provision hereof nor, to the fullest extent permitted by applicable law, any modification of law, shall in any manner terminate, reduce or impair the right of any past, present, or future Indemnitee to be indemnified by the Partnership, nor the obligation of the Partnership to indemnify any such

Indemnitee under and in accordance with the provisions of this Section 6.7 as in effect immediately prior to such amendment, modification, repeal or adoption with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification, repeal or adoption, regardless of when such claims may arise or be asserted.

  6.8 Liability of Indemnitees. (a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, the Assignees or any other Persons who have acquired interests in the Units, for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith.

  (b) Subject to its obligations and duties as General Partner set forth in
Section 6.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall mot be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

  (c) Any amendment, modification or repeal of this Section 6.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability to the Partnership and the Limited Partners of the General Partner, its directors, officers and employees under this Section 6.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

  6.9 Resolution of Conflicts of Interest. (a) Unless otherwise expressly provided in this Agreement or the Operating Partnership Agreement, whenever a potential conflict or interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, the Operating Partnership, any Partner or any Assignee, on the other hand, any resolution or course of action in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of the Operating Partnership Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action is or, by operation of this Agreement is deemed to be, fair and reasonable to the Partnership. The General Partner shall be authorized in connection with its resolution of any conflict of interest to consider (i) the relative interests of any party involved in such conflict or affected by such action, agreement, transaction or situation and the benefits and burdens relating to such interest; (ii) any customary or accepted AMC and industry practices; (iii) any applicable generally accepted accounting practices or principles; and (iv) such additional factors as the General Partner determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances. Nothing contained in this Agreement, however, is intended to nor shall it be construed to require the General Partner to consider the interests of any Person other than the Partnership. In the absence of bad faith by the General Partner, the resolution, action or terms so made, taken or provided by the General Partner with respect to such matter shall not constitute a breach of this Agreement or any other agreement contemplated herein or a breach of any standard of care or duty imposed herein or therein or under the Delaware Act or any other law, rule or regulation.

  (b) Whenever this Agreement or any other agreement contemplated hereby provides that a General Partner or any of its Affiliates is permitted or required to make a decision (i) in its "sole discretion" or "discretion," that it deems "necessary or appropriate" or under a grant of similar authority or latitude, the General Partner or such Affiliate shall be entitled to consider only such interests and factors as it desires and shall have no duty or obligation to tive any consideration to any interest of, or factors affecting, the Partnership, the Operating Partnership, any Limited Partner or any Assignee, or (ii) in "good faith" or under another express standard, the General Partner or such Affiliate shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement, the Operating Partnership Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation. In addition, any actions taken by the General Partner consistent with the standards of "reasonable discretion" set forth in the definitions of Available Cash or Cash from Operations shall not constitute a breach of any duty of the General Partner to the Partnership or the Limited Partners. During or after the Preference Period, the General Partner shall have no duty, express or implied, to sell or otherwise dispose of any asset of the Operating Partnership or of the Partnership. No borrowing by the Partnership or the Operating Partnership or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty of the General Partner to the Partnership or the Limited Partners by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to (i) avoid having the Partnership draw on the Letter of Credit, (ii) avoid subordination of the Junior Preference Units or Common Units or (iii) result in or increase incentive distributions to the General Partner.

  (c) Whenever a particular transaction, arrangement or resolution of a conflict of interest is required under this Agreement to be "fair and reasonable" to any Person, the fair and reasonable nature of such transaction, arrangement or resolution shall be considered in the context of all similar or related transactions.

  (d) The Limited Partners hereby authorize the General Partner, on behalf of the Partnership as limited partner of the Operating Partnership, to approve of actions by the general partner of the Operating Partnership similar to those actions permitted to be taken by the General Partner pursuant to this Section 6.9.

  6.10 Other Matters Concerning the General Partner. (a) The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

  (b) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted in reliance upon the opinion (including, without limitation, an Opinion of Counsel) of such Persons as to matters that such General Partner reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

  (c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and a duly appointed attorney or attorneys-in-fact. Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform each and every act and duty that is permitted or required to be done by the General Partner hereunder.

  (d) Any standard of care and duty imposed by this Agreement or under the Delaware Act or any applicable law, rule or regulation shall be modified, waived or limited as required to permit the General Partner to act under this Agreement or any other agreement contemplated by this Agreement and to make any decision pursuant to the authority prescribed in this Agreement so long as such action is not inconsistent with the best interests of the Partnership.

  6.11 Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner or Assignee, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner shall be held by the General Partner for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use its reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable and those assets listed on Schedule I to the Conveyance Agreement) to be vested in the Partnership as soon as reasonably practicable. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets are held.

  6.12 Purchase or Sale of Units. The General Partner may cause the Partnership to purchase or otherwise acquire Units or other Partnership Securities, provided that the General Partner may not cause the Partnership to purchase Units or other Partnership Securities having rights to distribution on or in liquidation ranking junior to the Senior Preference Units if there is an arrearage in the payment of any distribution in respect of the Senior Preference Units, except as set forth in Section 17.2. As long as Units or other Partnership Securities are held by the Partnership or the Operating Partnership, such Units or other Partnership Securities shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Units or other Partnership Securities for its own account, subject to the provisions of Articles XI and XII.

  6.13. Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner as if it were the Partnership's sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with any such dealing. In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

  6.14. Registration Rights of AMC and Its Affiliates. (a) The rights of AMC and its Affiliates pursuant to this Section 6.14 with respect to Units may be assigned by AMC or any of its Affiliates to purchasers of such Units. If AMC or any of its Affiliates (including, for purposes of this Section 6.14, Persons that are Affiliates at the date hereof notwithstanding that they may later cease to be Affiliates) holds Units that it desires to sell in a publicly registered offering, then upon the request of AMC or any such Affiliate, the Partnership shall file with the Securities and Exchange Commission as promptly as practicable after receiving such request, and use all reasonable efforts to cause to become effective and remain effective for the period set forth in any applicable underwriting agreement or, if there is no such underwriting agreement, a reasonable period following its effective date, a registration statement under the Securities Act including, if applicable, a shelf registration statement on Form S-3, to remain effective for a reasonable period of time, registering the offering and sale of the number of Units specified by AMC or any of its Affiliates; provided, however, that if the General Partner determines in its good faith judgment that a postponement of the requested registration for up to 180 days would be in the best interests of the Partnership or its Partners due to a pending transaction, investigation or other event, the filing of such registration statement or the effectiveness thereof may be deferred for up to 180 days, but not thereafter. In connection with any registration pursuant to the preceding sentence, the Partnership shall promptly prepare and file (x) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as AMC or any of its Affiliates shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation doing business in such jurisdiction, and (y) such documents as may be necessary to apply for listing or to list the securities subject to such registration on such National Securities Exchange as AMC or such Affiliates shall reasonably request, and do any and all other acts and things that may reasonably be necessary or advisable to enable AMC or any of its Affiliates to consummate a public sale of such Units in such states. Except as set forth in subsection (c) below, all costs and expenses of any such registration and offering shall be paid by the Partnership; provided, however, that AMC or its Affiliates shall bear the expense of all Commission filing fees, underwriting discounts and commissions attributable to the Units sold for its own account and shall reimburse the Partnership for any incremental costs to the Partnership for the third and any subsequent registration pursuant to this Section 6.14(a).

  (b) If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of Units of the Partnership for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall use its best efforts to include such number or amount of Units held by AMC and any of its Affiliates in such registration statement as AMC or any of such Affiliates shall request. If the proposed offering pursuant to this Section 6.14(b) shall be an underwritten offering, then, in the event that the managing underwriter of such offering advises the General Partner, AMC or any of such Affiliates in writing that in its opinion the inclusion of all or some of AMC's or any of its Affiliates' Units would materially adversely affect the proposed terms of such offering or the Partnership's ability to sell Units in such offering on such terms, the Partnership shall include in such offering only that number or amount, if any, of securities held by AMC or any of its Affiliates which, in the opinion of the managing underwriter, will not so adversely and materially affect the offering. In connection with any registration pursuant to this Section 6.14(b), AMC or any of its Affiliates shall bear the expense of all underwriting discounts and commissions attributable to the Units sold for its own account but shall not be required to reimburse the Partnership for any incremental costs incurred by the Partnership in connection with such registration resulting from the inclusion of Units held by AMC or any of its Affiliates.

  (c) If underwriters are engaged in connection with any registration referred to in this Section 6.14, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership's obligation under Section
6.7 hereof, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless AMC or such other holder, its officers, directors and each Person who controls AMC or such other holder (within the meaning of the Securities Act) and any agent thereof (collectively, "Indemnified Persons") against any losses, claims, demands, actions, causes of action, assessments, damages, liabilities (joint or several), costs and expenses (including without limitation, interest, penalties and reasonable attorneys' fees and disbursements), resulting to, imposed upon, or incurred by an Indemnified Person, directly or indirectly, under the Securities Act or otherwise (hereinafter referred to in this Section 6.14(c) as a "claim" and in the plural as "claims"), based upon, arising out of, or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Units were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

  (d) The provisions of Sections 6.14(a) and 6.14(b) hereof shall continue to be applicable with respect to AMC and its Affiliates after any affiliate of AMC ceases to be a general partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for AMC (or its Affiliates) to sell all of the Units of the Partnership with respect to which it has requested during such two-year period that a registration statement be filed; provided, however, that the Partnership shall not be required to file any additional registration statements covering the same securities for which registration was demanded during such two-year period. The provisions of Section 6.14(c) hereof shall continue in effect thereafter.

                                  ARTICLE VII

                   Rights and Obligations of Limited Partners

  7.1 Limitation of Liability. The Limited Partners and the Organizational Limited Partner and the Assignees shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

  7.2 Management of Business. No Limited Partner or Assignee (other than the General Partner, any of its Affiliates or any officer, director, employee, partner, agent or trustee of the General Partner or any of its Affiliates, in its capacity as such, if such Person shall also be a Limited Partner or Assignee) shall take part in the operation, management or control (within the meaning of the Delaware Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by the General Partner, any of its Affiliates or any officer, director, employee, partner, agent or trustee of the General Partner or any of its Affiliates, in its capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

  7.3 Outside Activities. Subject to the provisions of Section 6.5, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners or Assignees, any Limited Partner or Assignee shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including, without limitation, business interests and activities in direct competition with the Partnership or the Operating Partnership. Neither the Partnership nor any of the other Partners or Assignees shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee.

  7.4 Return of Capital. No Limited Partner shall be entitled to the withdrawal or return of his Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent provided by Article V or as otherwise expressly provided in this Agreement, no Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners and Assignees agree within the meaning of Section 17.502(b) of the Delaware Act.

    7.5 Rights of Limited Partners Relating to the Partnership. (a) In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 7.5(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner's interest as a limited partner in the Partnership, upon reasonable demand and at such Limited Partner's own expense:

    (i) to obtain true and full information regarding the status of the business and financial condition of the Partnership;

    (ii) promptly after becoming available, to obtain a copy of the Partnership's federal, state and local tax returns for each year;

    (iii) to have furnished to him, upon notification to the General Partner, a current list of the name and last known business, residence or mailing address of each Partner;

    (iv) to have furnished to him, upon notification to the General Partner, a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto and powers of attorney pursuant to which the same have been executed;

    (v) to obtain true and full information regarding the amount of cash, and a description and statement of the Agreed Value of any other Capital Contribution, contributed by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner; and

    (vi) to obtain such other information regarding the affairs of the Partnership as is just and reasonable.

  (b) Notwithstanding any other provision of this Agreement, the General Partner may keep confidential from the Limited Partners and Assignees for such period of time as the General Partner deems reasonable, any information that the General Partner reasonably believes to be in the nature of trade secrets or other information the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or could damage the Partnership or the Operating Partnership or which the Partnership or the Operating Partnership is required by law or by agreements with third parties to keep confidential.

                                  ARTICLE VIII

                     Books, Records, Accounting and Reports

  8.1 Records and Accounting. The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership's business including, without limitation, all books and records necessary to provide to the Limited Partners any information, lists and copies of documents required to be provided pursuant to Section 7.5(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including, without limitation, the record of the Record Holders and Assignees of Units, Depositary Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of computer disks, hard disks, punch cards, magnetic tape, photographs, micrographics or any other information storage device, provided that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with generally accepted accounting principles.

  8.2 Fiscal Year. The fiscal year of the Partnership shall be the calendar year.

  8.3 Reports. (a) As soon as practicable, but in no event later than 120 days after the close of each Partnership Year, the General Partner shall cause to be mailed to each Record Holder of a Unit as of a record date selected by the General Partner in its sole discretion, an annual report containing financial statements of the Partnership for such Partnership Year, presented on an accrual basis in accordance with generally accepted accounting principles, including a balance sheet and statements of operations, Partners' equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.

  (b) As soon as practicable, but in no event later than ninety days after the close of each calendar quarter except the last calendar quarter of each year, the General Partner shall cause to be mailed to each Record Holder of a Unit, as of a record date selected by the General Partner in its sole discretion, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed for trading, or as the General Partner determines to be necessary or appropriate.

                                   ARTICLE IX

                                  Tax Matters

  9.1 Preparation of Tax Returns. The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall use all reasonable efforts to furnish, within ninety days of the close of each taxable year of the Partnership, the tax information reasonably required by Unitholders for federal and state income tax reporting purposes. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes. The taxable year of the Partnership shall be the calendar year.

  9.2 Tax Elections. Except as otherwise provided herein, the General Partner shall, in its sole discretion, determine whether to make any available election pursuant to the Code; provided, however, that the General Partner shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder. The General Partner shall have the right to seek to revoke any such election (including, without limitation, the election under Section 754 of the Code) upon the General Partner's determination in its sole discretion that such revocation is in the best interests of the Limited Partners and Assignees. For purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of Units will be deemed to be the lowest quoted trading price of the Units on any National Securities Exchange on which such Units are traded during the calendar month in which such transfer is deemed to occur pursuant to Section 5.2(g) without regard to the actual price paid by such transferee.

  9.3 Tax Controversies. Subject to the provisions hereof, the General Partner is designated the Tax Matters Partner (as defined in Section 6231 of the Code), and is authorized and required to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including, without limitation, resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner and Assignee agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

  9.4 Organizational Expenses. The Partnership shall elect to deduct expenses, if any, incurred by it in organizing the Partnership ratably over a sixty-month period as provided in Section 709 of the Code.

  9.5 Withholding. Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines in its sole discretion to be necessary or appropriate to cause the Partnership and the Operating Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner or Assignee (including, without limitation, by reason of Section 1446 of the Code), the amount withheld shall be treated as a distribution of cash pursuant to Section 5.3 in the amount of such withholding from such Partner.

  9.6 Entity-Level Arrearage Collections. If the Partnership is required by applicable law to pay any federal, state or local income tax on behalf of, or withhold such amount with respect to, any Partner or Assignee or any former Partner or Assignee (a) the General Partner shall cause the Partnership to pay such tax on behalf of such Partner or Assignee or former Partner or Assignee from the funds of the Partnership; (b) any amount so paid on behalf of or withheld with respect to, any Partner or Assignee shall constitute a distribution out of Available Cash to such Partner or Assignee pursuant to
Section 5.3 (except as otherwise provided in Section 5.7(a)); and (c) to the extent any such Partner or Assignee (but not a former Partner or Assignee) is not then entitled to such distribution under this Agreement, the General Partner shall be authorized, without the approval of any Partner or Assignee, to amend this Agreement insofar as is necessary to maintain the uniformity of intrinsic tax characteristics as to all Units and to make subsequent adjustments to distributions in a manner which, in the reasonable judgment of the General Partner, will make as little alteration as practicable in the priority and amount of distributions otherwise applicable under this Agreement, and will not otherwise alter the distributions to which Partners and Assignees are entitled under this Agreement. If the Partnership is permitted (but not required) by applicable law to pay any such tax on behalf of any Partner or Assignee or former Partner or Assignee, the General Partner shall be authorized (but not required) to cause the Partnership to pay such tax from the funds of the Partnership and to take any action consistent with this Section 9.6. The General Partner shall be authorized (but not required) to take all necessary or appropriate actions to collect all or any portion of a deficiency in the payment of any such tax that relates to prior periods and that is attributable to Persons who were Limited Partners or Assignees when such deficiencies arose, from such Persons.

  9.7 Opinions of Counsel. Notwithstanding any other provision of this Agreement, if the Partnership is taxable for federal income tax purposes as a corporation or treated as an association taxable as a corporation at any time and, pursuant to the provisions of this Agreement, an Opinion of Counsel would otherwise be required to the effect that an action will not cause the Partnership to become so taxable as a corporation or to be treated as an association taxable as a corporation, such requirement for an Opinion of Counsel shall be deemed automatically waived.

                                   ARTICLE X

                   Unit Certificates and Depositary Receipts

  10.1 Unit Certificates and Depositary Receipts. (a) Upon the Partnership's issuance of Units to any Person, the Partnership shall issue one or more Unit Certificates in the name of such Person evidencing the number of such Units being so issued. Unit Certificates shall be executed on behalf of the Partnership by the General Partner. No Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent.

  (b) The General Partner (i) may cause the deposit of some or all of the Unit Certificates in the Deposit Account pursuant to the Deposit Agreement; (ii) with respect to those Unit Certificates deposited in the Deposit Account, shall cause to be issued Depositary Receipts registered in the name of the Person(s) to whom such Units have been issued, evidencing the same number of Depositary Units, as the case may be, as the number of Units represented by the Unit Certificates so deposited; and (iii) shall cause the distribution of such Depositary Receipts to such Person(s).

  10.2 Registration, Registration of Transfer and Exchange. (a) The General Partner shall cause to be kept on behalf of the Partnership a register (the "Unit Register") in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 10.2(b), the General Partner will provide for the registration and the transfer of Units. The Depositary is hereby appointed registrar and transfer agent for the purpose of registering and transferring the Senior Preference Units and the Common Units as herein provided. The Partnership shall not recognize transfers of Unit Certificates representing Units which have been deposited pursuant to Section 10.1(b) and not withdrawn or interests therein, except by transfers of Depositary Units in the manner described in this Section 10.2 and in the Deposit Agreement. Upon surrender for registration of transfer of any Depositary Units evidenced by a Depositary Receipt and subject to the provisions of Section 10.2(b), the Depositary will execute, and the Transfer Agent will countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder's instructions, one or more new Depositary Receipts evidencing the same aggregate number and class of Depositary Units as was evidenced by the Depositary Receipt so surrendered.

  (b) Except as otherwise provided in Section 11.5, the Partnership shall not recognize any transfer of Depositary Units until the Depositary Receipts evidencing such Depositary Units are surrendered for registration of transfer and such Depositary Receipts are accompanied by a Transfer Application duly executed by the transferee (or the transferee's attorney-in-fact duly authorized in writing). No charge shall be imposed by the Partnership for such transfer, provided that, as a condition to the issuance of any new Depositary Receipt under this Section 10.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

  10.3 Mutilated, Destroyed, Lost or Stolen Unit Certificates and Depositary Receipts. (a) If any mutilated Unit Certificate or Depositary Receipt is surrendered to the Transfer Agent, the General Partner on behalf of the Partnership (with respect to Unit Certificates) or the Depositary (with respect to Depositary Receipts) shall execute, and, upon its request, the Transfer Agent shall countersign and deliver in exchange therefor, a new Unit Certificate or Depositary Receipt, as the case may be, evidencing the same number and class of Units as the Unit Certificate or Depositary Receipt so surrendered.

  (b) The General Partner on behalf of the Partnership or, with respect to Depositary Receipts, the Depositary shall execute, and, upon its request, the Transfer Agent shall countersign and deliver, a new

Unit Certificate or Depositary Receipt, as the case may be, in place of any Unit Certificate or Depositary Receipt previously issued if the Record Holder of such Unit Certificate or Depositary Receipt:

    (i) makes proof by affidavit, in form and substance satisfactory to the General Partner, of the Record Holder's ownership of such Unit Certificate or Depositary Receipt, as the case may be, and that such previously issued Unit Certificate or Depositary Receipt has been lost, destroyed or stolen;

    (ii) requests the issuance of a new Unit Certificate or Depositary Receipt, as the case may be, before the Partnership has been notified that the Unit Certificate or Depositary Receipt, as the case may be, has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

    (iii) if requested by the General Partner, delivers to the Partnership such security or indemnity as may be required by the General Partner, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct, in its sole discretion, to indemnify and hold harmless the Partnership, the General Partner and the Transfer Agent (with respect to Unit Certificates) or the Depositary (with respect to Depositary Receipts) against any claim that may be made on account of the alleged loss, destruction or theft of the Unit Certificate or Depositary Receipt, as the case may be; and

    (iv) satisfies any other reasonable requirements imposed by the General Partner.

If a Limited Partner or Assignee fails to notify the Partnership within a reasonable time after he has notice of the loss, destruction or theft of a Unit Certificate or Depositary Receipt, and a transfer of the Units represented by the Unit Certificate or Depositary Receipt, as the case may be, is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner or Assignee shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Unit Certificate or Depositary Receipt, as the case may be.

  (c) As a condition to the issuance of any Unit Certificate or Depositary Receipt under this Section 10.3, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including, without limitation, the fees and expenses of the Transfer Agent) connected therewith.

  10.4 Record Holder. In accordance with Section 10.2(b), the Partnership shall be entitled to recognize the Record Holder as the Limited Partner or Assignee with respect to any Units and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Units on the part of any other Person, whether or not the Partnership shall have actual or other notice thereof except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Units, as between the Partnership on the one hand and such other Persons on the other hand, such representative Person (a) shall be the Limited Partner or Assignee (as the case may be) of record and beneficially, (b) must execute and deliver a Transfer Application and (c) shall be bound by this Agreement and shall have the rights and obligations of a Limited Partner or Assignee (as the case may be) hereunder and as provided for herein.

  10.5 Withdrawal of Units from and Redeposit of Units in Depositary Account. Any Units may be withdrawn from the Depositary Account upon the written request of the Record Holder thereof and by surrender of the Depositary Receipts evidencing the corresponding Depositary Units; provided that such Record Holder is then reflected on the books and records of the Partnership as the Limited Partner in respect of the Units for which such withdrawal is requested. Upon any such withdrawal, the General Partner shall cause the Partnership to issue a Unit Certificate evidencing such Units. Any such withdrawn Units, or Units that have not previously been so deposited, may be redeposited or deposited (as the case may be) in the Deposit Account by the surrender of the Unit Certificate evidencing such withdrawn Units or non-deposited Units to the Depositary and payment to the Depositary of such fee and upon such terms as may be required therefor pursuant to the Deposit Agreement. Upon any such redeposit or deposit, the Depositary shall issue a Depositary Receipt evidencing the same number of Units as was evidenced by the Unit Certificate so redeposited or deposited.

  10.6 Amendment of Deposit Agreement. Subject to its fiduciary obligations, the General Partner may amend or modify any provision of the Deposit Agreement in any respect it reasonably determines to be necessary or appropriate; provided, however, that the General Partner shall not amend or modify the Deposit Agreement if the effect of any such amendment or modification would override or supersede the provisions of this Agreement or would impair the right of Limited Partners to withdraw their Units from deposit thereunder.

                                   ARTICLE XI

                             Transfer of Interests

  11.1 Transfer. (a) The term "transfer," when used in this Article XI with respect to a Partnership Interest, shall be deemed to refer to an appropriate transaction by which the General Partner assigns its Partnership Interest as General Partner to another Person or by which the holder of a Unit or other Partnership Security assigns such Unit or other Partnership Security to another Person who is or becomes an Assignee and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise.

  (b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article XI. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article XI shall be null and void.

  11.2 Transfer of General Partner's Partnership Interest. (a) The General Partner may transfer all, but not less than all, of its Partnership Interest as the General Partner to a single transferee if, but only if, (i) during the Preference Period, holders of at least a majority of the Outstanding Senior Preference Units (excluding for purposes of such determination Senior Preference Units held by the General Partner and its Affiliates), and after the Preference Period, the holders of at least a majority of Outstanding Units, approve of such transfer and of the admission of such transferee as General Partner, (ii) the transferee agrees to assume the rights and duties of the General Partner and be bound by the provisions of this Agreement and the Operating Partnership Agreement and (iii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner or of any limited partner of any Operating Partnership or cause the Partnership or the Operating Partnership to be taxable as a corporation or otherwise treated as an association taxable as a corporation for federal income tax purposes.

  (b) Neither Section 11.2(a) or any other provision of this Agreement shall be construed to prevent (and all Partners do hereby consent to) (i) the transfer by the General Partner of all of its Partnership Interest as the General Partner to an Affiliate or (ii) the transfer by the General Partner of all of its Partnership Interest as the General Partner upon its merger, consolidation or other combination into any other Person or the transfer by it of all or substantially all of its assets to another Person if, in the case of a transfer described in either clause (i) or (ii) of this sentence, the rights and duties of the General Partner with respect to the Partnership Interest as the General Partner so transferred are assumed by the transferee and the transferee agrees to be bound by the provisions of this Agreement and the Operating Partnership Agreement; provided that, in either such case, such transferee furnishes to the Partnership an Opinion of Counsel that such merger, consolidation, combination, transfer or assumption will not result in a loss of limited liability of any Limited Partner or of any limited partner of the Operating Partnership or cause the Operating Partnership to be taxable as a corporation or otherwise treated as an association taxable as a corporation for federal income tax purposes. In the case of a transfer pursuant to this Section 11.2(b), the transferee or successor (as the case may be) shall be admitted to the Partnership as the General Partner immediately prior to the transfer of the Partnership Interest as the General Partner, and the business of the Partnership shall continue without dissolution.

  11.3 Transfer of Units. (a) Units that have been deposited in the Deposit Account may be transferred only in the manner described in Section 10.2. Units that have been withdrawn from the Deposit Account and not redeposited are not transferable except upon death or by operation of law; provided, however, that any Limited Partner may transfer such Units to the Partnership or the General Partner, and such Units may be transferred otherwise in accordance with this Agreement. The transfer of any Units and the admission of any new Partner shall not constitute an amendment to this Agreement.

  (b) Until admitted as a Substituted Limited Partner pursuant to Article XII, the Record Holder of a Unit shall be an Assignee in respect of such Unit. Limited Partners may include custodians, nominees or any other individual or entity in its own or any representative capacity.

  (c) Each distribution in respect of Units shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holders thereof as of the Record Date set for the distribution. Such payment shall constitute full payment and satisfaction of the Partnership's liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

  (d) A transferee who has completed, executed and delivered a Transfer Application shall be deemed to have (i) requested admission as a Substituted Limited Partner, (ii) agreed to comply with and be bound by and to have executed this Agreement and the Deposit Agreement, if applicable, (iii) represented and warranted that such transferee has the capacity or authority to enter into this Agreement and the Deposit Agreement, if applicable, (iv) granted the powers of attorney set forth in such Transfer Application and (v) given the consents and made the waivers contained in this Agreement and the Deposit Agreement, if applicable.

  11.4 Restrictions on Transfers. Notwithstanding the other provisions of this
Article XI, no transfer of any Unit or interest therein of any Limited Partner or Assignee shall be made if such transfer would (a) violate the then applicable federal or state securities laws or rules and regulations of the Securities and Exchange Commission, any state securities commission or any other governmental authorities with jurisdiction over such transfer, (b) cause the Partnership to be taxable as a corporation or otherwise treated as an association taxable as a corporation for federal income tax purposes or (c) affect the Partnership's existence or qualification as a limited partnership under the Delaware Act.

  11.5 Citizenship Certificates; Non-citizen Assignees. (a) If the Partnership or the Operating Partnership is or becomes subject to any federal, state or local law or regulation which, in the reasonable determination of the General Partner, provides for the cancellation or forfeiture of any property in which the Partnership or the Operating Partnership has an interest based on the nationality, citizenship or other related status of a Limited Partner or Assignee, the General Partner may request any Limited Partner or Assignee to furnish to the General Partner or, with respect to Depositary Units, to the Depositary, within thirty days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship, residency or other related status (or, if the Limited Partner or Assignee is a nominee holding for the account of another Person, the nationality, citizenship, residency or other related status of such Person) as the General Partner may request. If a Limited Partner or Assignee fails to furnish to the General Partner within the aforementioned thirty-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Units owned by such Limited Partner or Assignee shall be subject to redemption in accordance with the provisions of
Section 11.6. In addition, the General Partner may require that the status of any such Limited Partner or Assignee be changed to that of a Non-citizen Assignee, and, thereupon, the General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner in respect of his LP Units.

  (b) The General Partner shall, in exercising voting rights in respect of each class of Units held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Limited Partners in respect of such class of Units other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter.

  (c) Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 14.4 but shall be entitled to the cash equivalent thereof, and the General Partner shall provide cash in exchange for an assignment of the Non-citizen Assignee's share of the distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the General Partner from the Non-citizen Assignee of his Partnership Interest (representing his right to receive his share of such distribution in kind).

  (d) At any time after he can and does certify that he has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the General Partner, request admission as a Substituted Limited Partner with respect to any Units of such Non-citizen Assignee not redeemed pursuant to Section 11.6, and upon his admission pursuant to Section 12.2 the General Partner shall cease to be deemed the Limited Partner in respect of the Non-citizen Assignee's Units.

  11.6 Redemption of Interests. (a) If at any time a Limited Partner or Assignee fails to furnish a Citizenship Certification or other information requested within the thirty-day period specified in Section 11.5(a), or if upon receipt of such Citizenship Certification or other information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership may, unless the Limited Partner or Assignee establishes to the satisfaction of the General Partner that such Limited Partner or Assignee is an Eligible Citizen or has transferred his Units to a Person who furnishes a Citizenship Certification to the General Partner prior to the date fixed for redemption as provided below, redeem the Partnership Interest of such Limited Partner or Assignee as follows:

    (i) The General Partner shall, not later than the thirtieth day before the date fixed for redemption, give notice of redemption to the Limited Partner or Assignee, at his last address designated on the records of the Partnership or the Depositary, if applicable, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Units, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Depositary Receipt or the Unit Certificate (as the case may be) evidencing the Redeemable Units and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner or Assignee would otherwise be entitled in respect of the Redeemable Units will accrue or be made.

    (ii) The aggregate redemption price for Redeemable Units shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Units of the class to be so redeemed multiplied by the number of Units of each such class included among the Redeemable Units. The redemption price shall be paid, in the sole discretion of the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 10% annually and payable in three equal annual installments of principal, together with accrued interest, commencing one year after the redemption date.

    (iii) Upon surrender by or on behalf of the Limited Partner or Assignee, at the price specified in the notice of redemption, of the Depositary Receipt of the Unit Certificate (as the case may be) evidencing the Redeemable Units, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Limited Partner or Assignee or his duly authorized representative shall be entitled to receive the payment therefor.

    (iv) After the redemption date, Redeemable Units shall no longer constitute issued and Outstanding Units.

  (b) The provisions of this Section 11.6 shall also be applicable to Units held by a Limited Partner or Assignee as nominee of a Person determined to be other than an Eligible Citizen.

  (c) Nothing in this Section 11.6 shall prevent the recipient of a notice of redemption from transferring his Units before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption; provided that the transferee of such Units or Depositary Units certifies in the Transfer Application that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

  (d) If the Partnership is or becomes subject to any federal, state or local law or regulation which, in the reasonable determination of the General Partner, provides for the cancellation or forfeiture of any property in which the Partnership or the Operating Partnership has an interest, based on the nationality (or other status) of the General Partner, whether or not in its capacity as such, the Partnership may, unless the General Partner has furnished a Citizenship Certification or transferred its Partnership Interest or Units to a Person who furnishes a Citizenship Certification prior to the date fixed for redemption, redeem the Partnership Interest or Interests of the General Partner in the Partnership as provided in Section 11.6(-), which redemption shall also constitute redemption of the general partner interest of the general partner of the Operating Partnership. If such redemption includes a redemption of the Combined Interest, the redemption price thereof shall be equal to the aggregate sum of the Current Market Price (the date of determination for which shall be the date fixed for redemption) of each class of Units then Outstanding, in each such case multiplied by the number of Units of such class into which the Combined Interest would then be convertible under the terms of Section 13.3(b) if the General Partner were to withdraw or be removed as the General Partner (the date of determination for which shall be the date fixed for redemption). The redemption price shall be paid in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 10% annually and payable in three equal annual installments of principal, together with accrued interest, commencing one year after the redemption date.

                                  ARTICLE XII

                             Admission of Partners

  12.1 Admission of Initial Limited Partners. Upon the issuance by the Partnership of Units to the Initial Limited Partners as described in Section
4.3 and the execution by each such party of a Transfer Application, the General Partner shall admit to the Partnership the Initial Limited Partners as Limited Partners in respect of the Units.

  12.2 Admission of Substituted Limited Partners. By transfer of a Depositary Unit or Unit in accordance with Article XI, the transferor shall be deemed to have given the transferee the right to seek admission as a Substituted Limited Partner subject to the conditions of, and in the manner permitted under, this Agreement. A transferor of a Depositary Unit or Unit shall, however, only have the authority to convey to a purchaser or other transferee who does not execute and deliver a Transfer Application (i) the right to transfer such Depositary Unit or Unit to a purchaser or other transferee and (ii) the right to transfer the right to request admission as a Substituted Limited Partner to such purchaser or other transferee in respect of the transferred Depositary Units or Units, as the case may be. Each transferee of a Depositary Unit or Unit (including, without limitation, any nominee holder or an agent acquiring such Depositary Unit or Unit for the account of another Person) who executes and delivers a Transfer Application shall, by virtue of such execution and delivery, be an Assignee and be deemed to have applied to become a Substituted Limited Partner with respect to the Depositary Units or Units, as the case may be, so transferred to such Person. Such Assignee shall become a Substituted Limited Partner (i) at such time as the General Partner consents thereto, which consent may be given or withheld in the General Partner's sole discretion, and
(ii) when any such admission is shown on the books and records of the Partnership. If such consent is withheld, such transferee shall be an Assignee. An Assignee shall have an interest in the Partnership equivalent to that of a Limited Partner with respect to allocations and distributions, including, without limitation, liquidating distributions, of the

Partnership. With respect to voting rights attributable to Units that are held by Assignees, the General Partner shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such Units on any matter, vote such Units at the written direction of the Assignee who is the Record Holder of such Units. If no such written direction is received, such Units will not be voted. An Assignee shall have no other rights of a Limited Partner.

  12.3 Admission of Successor General Partner. A successor General Partner approved pursuant to Section 13.1 or 13.2 or the transferee of or successor to all of the General Partner's Partnership Interest pursuant to Section 11.2 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the General Partner pursuant to Section 13.1 or the transfer of the General Partner's Partnership Interest pursuant to Section 11.2; provided, however, that no such successor shall be admitted to the Partnership until the terms of Section 11.2 have been complied with. Any such successor shall carry on the business of the Partnership without dissolution. In each case, the admission shall be subject to the successor General Partner executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission.

  12.4 Admission of Additional Limited Partners. (a) A Person (other than an Initial Limited Partner or a Substituted Limited Partner) who makes a Capital Contribution to the Partnership in accordance with this Agreement (other than by virtue of the purchase of APIs) shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 1.4 and (ii) such other documents or instruments as may be required in the discretion of the General Partner to effect such Person's admission as an Additional Limited Partner.

  (b) Notwithstanding anything to the contrary in this Section 12.4, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner's sole discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission.

  12.5 Amendment of Agreement and Certificate of Limited Partnership. To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Delaware Act to amend the records of the Partnership and, if necessary, to prepare as soon as practicable an amendment of this Agreement and, if required by law, to prepare and file an amendment to the Certificate of Limited Partnership and may for this purpose, among others, exercise the power of attorney granted pursuant to Section 1.4.

                                  ARTICLE XIII

                       Withdrawal or Removal of Partners

  13.1 Withdrawal of the General Partner. (a) The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an "Event of Withdrawal");

    (i) the General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

    (ii) the General Partner transfers all of its rights as General Partner pursuant to Article XI;

    (iii) the General Partner is removed pursuant to Section 13.2;

    (iv) the General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition; (C) files a petition or answer seeking for itself a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law; (D) files an answer of other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this sentence; or (E) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the General Partner or of all or any substantial part of its properties;

    (v) a final and non-appealable judgment is entered by a court with appropriate jurisdiction ruling that the General Partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect; or

    (vi) a certificate of dissolution or its equivalent is filed for the General Partner, or ninety days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation.

If an Event of Withdrawal specified in Section 13.1(a)(iv), (v) or (vi) occurs, the withdrawing General Partner shall give written notice to the Limited Partners within thirty days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 13.1 shall result in the withdrawal of the General Partner from the Partnership.

  (b) Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal will not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period ending on or prior to December 31, 2001, the General Partner voluntarily withdraws by giving at least ninety days' advance notice of its intention to withdraw to the Limited Partners; provided that, prior to the effective date of such withdrawal, the withdrawal is approved by the holders of at least a majority of the Outstanding Units (excluding for purposes of any such determination Units held by the General Partner and its Affiliates); (ii) at any time thereafter, the General Partner voluntarily withdraws by giving at least ninety days' advance notice to the Limited Partners, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be a General Partner pursuant to Section 13.1(a)(ii) or is removed pursuant to Section 13.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least ninety days' advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given more than 50% of the Outstanding Units are owned beneficially or of record or controlled at any time by one Person or its Affiliates other than the General Partner and its affiliates. No provision of this Article XIII shall in any way limit the right of any holder of the capital stock of the General Partner to sell, exchange or otherwise dispose of such capital stock. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the general partner from the Operating Partnership. If the General Partner give a notice of withdrawal pursuant to Section 13.1(a)(i), holders of at least a majority of the Outstanding Units (excluding for purposes of such determination Units owned by the departing General Partner and its Affiliates) may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected shall automatically become the successor General Partner of the Operating Partnership, as provided in the Operating Partnership Agreement. If, prior to the effective date of the General Partner's withdrawal, a successor is not selected by the Limited Partners as provided herein or the Partnership does not receive an Opinion of Counsel that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or of the limited partner of the Operating Partnership or cause the Partnership or the Operating Partnership to be taxable as a corporation or to be treated as an association taxable as a corporation for federal income tax purposes, the Partnership shall be dissolved in accordance with Section 14.1. If a successor General Partner is elected and the Opinion of Counsel is rendered as provided in the immediately preceding sentence, such successor shall be admitted (subject to Section 12.3) immediately prior to the effective time of the withdrawal or removal of the Departing Partner and shall continue the business of the Partnership and the Operating Partnership without dissolution.

  13.2 Removal of the General Partner. The General Partner may be removed if such removal is approved by at least 66 2/3% of the Outstanding Units; provided, however, that the General Partner may only vote its Units in favor of its own removal if its withdrawal under such circumstances would not constitute a breach of this Agreement pursuant to Section 13.1. Any such action by the Limited Partners for removal of the General Partner must also provide for the election and succession of a new

General Partner. The removal of the General Partner is subject to the approval of a successor General Partner by holders of at least 66 2/3% of the Outstanding Units. Such removal shall be effective immediately following the admission of the successor General Partner pursuant to Article XII. The removal of the General Partner shall also automatically constitute the removal of the general partner of the Operating Partnership, as provided in the Operating Partnership Agreement. The Person elected as successor General Partner shall automatically become the successor general partner of the Operating Partnership. The right of the Limited Partners to remove the General Partner shall not exist or be exercised unless the Partnership has received an Opinion of Counsel that the removal of the General Partner and the selection of a successor General Partner will not result in the loss of limited liability of any Limited Partner or of the limited partner of the Operating Partnership or the taxation of the Partnership or the Operating Partnership as a corporation for federal income tax purposes. Any successor General Partner shall indemnify the Departing Partner as to all debts and liabilities of the Partnership arising on or after the effective date of the removal of the Departing Partner.

  13.3 Interest of Departing Partner and Successor General Partner. (a) In the event of (i) withdrawal of the General Partner or (ii) removal of the General Partner by the Limited Partners, the Departing Partner shall, at its option exercisable prior to the effective date of the departure of such Departing Partner, promptly receive from its successor in exchange for its Partnership Interest as General Partner of the Partnership and its partnership interest as general partner of the Operating Partnership an amount in cash equal to the fair market value of the Departing Partner's Partnership Interest as general partner, such amount to be determined and payable as of the effective date of its departure. In either event, the Departing Partner shall be entitled to receive all reimbursements due such Departing Partner pursuant to Section 6.4, including, without limitation, any employee-related liabilities (including, without limitation, severance liabilities), incurred in connection with the termination of any employees employed by the General Partner for the benefit of the Partnership or the Operating Partnership. Subject to Section 13.3(b), the Departing Partner shall, as of the effective date of its departure, cease to share in any allocations or distributions with respect to its Partnership Interest as the General Partner and Partnership income, gain, loss, deduction and credit will be prorated and allocated as set forth in Section 5.2(g).

  For purposes of this Section 13.3(a), the fair market value of the Departing Partner's Partnership Interest as the general partner of the Partnership herein and the partnership interest of such Departing Partner as the general partner of the Operating Partnership (collectively, the "Combined Interest") shall be determined by agreement between the Departing Partner and its successor or, failing agreement within thirty days after the effective date of such Departing Partner's departure, by an independent investment banking firm or other independent expert selected by the Departing Partner and its successor, which, in turn, may rely on other experts and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within forty-five days after the effective date or such departure, then the Departing Partner shall designate an independent investment banking firm or other independent expert, the Departing Partner's successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which shall determine the fair market value of the Combined Interest. In making its determination, such independent investment banking firm or other independent expert shall consider the then current trading price of Units on any National Securities Exchange on which Units are then listed, the value of the Partnership's assets, the rights and obligations of the General Partner and other factors it may deem relevant.

  (b) If the Combined Interest is not acquired in the manner set forth in
Section 13.3(a), the Departing Partner and its Affiliate shall become a Limited Partner and their Combined Interest shall be converted into Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 13.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). For purposes of this Agreement, conversion of the General Partner's Partnership Interest to Units will be characterized as if the General Partner contributed its Partnership Interest to the Partnership in exchange for the newly issued Units.

  (c) If the option described in Section 13.3(a) is not exercised, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the capital of the Partnership cash in an amount such that its Capital Account, after giving effect to such contribution and any adjustments made to the Capital Accounts of all Partners pursuant to Section 4.6(d)(i), shall be equal to that percentage of the Capital Accounts of all Partners that is equal to its Percentage Interest as the General Partner. In such event, each successor General Partner shall, subject to the following sentence, be entitled to such Percentage Interest of all Partnership allocations and distributions and any other allocations and distributions to which the Departing Partner was entitled. In addition, such successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner's admission, the successor General Partner's interest in all Partnership distributions and allocations shall be 1/99th, and that of the Unitholders shall be 98/99ths.

  13.4 Redemption of APIs. (a) At such time as the Unrecovered API Capital in respect of an Outstanding API is reduced to zero, such API shall be deemed to be redeemed and shall thereupon cease to be Outstanding.

  (b) Notwithstanding any provision of this Agreement, if AMC (or any Affiliate of AMC that is a successor to AMC as General Partner of the Partnership) is removed as general partner of the Partnership by the Limited Partners, the Special Limited Partner shall have the right to require the Partnership to redeem, out of Available Cash constituting Cash from Operations prior to any distribution thereof to the Limited Partners, any APIs that are then outstanding at a price equal to the Unrecovered API Capital attributable thereto.

  13.5 Withdrawal of Limited Partners. No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner's Units becomes a Record Holder, such transferring Limited Partner shall cease to be a Limited Partner shall cease to be a Limited Partner with respect to the Units so transferred.

                                  ARTICLE XIV

                          Dissolution and Liquidation

  14.1 Dissolution. The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, any successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and its affairs should be wound up, upon:

    (a) the expiration of its term as provided in Section 1.5;

    (b) an Event of Withdrawal of the General Partner as provided in Section 13.1(a), unless a successor is named as provided in Section 13.1(b) or 13.2, as the case may be;

    (c) an election to dissolve the Partnership by the General Partner that is approved by holders of a majority of the Outstanding Units (excluding for purposes of such determination Units held by the General Partner and its Affiliates);

    (d) a written determination by the General Partner that projected future revenues of the Partnership will be insufficient to enable payment of projected Partnership costs and expenses;

    (e) entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act or any other event that would cause the dissolution of the Partnership under the Delaware Act; or

    (f) the sale of all or substantially all of the assets and properties of the Partnership or the Operating Partnership.

  14.2 Continuation of the Business of the Partnership After Dissolution. Upon
(i) dissolution of the Partnership caused by the withdrawal or removal of the General Partner and following a failure to appoint a successor General Partner prior to the effective date of such event, or (ii) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in
Section 13.1(a)(iv), then within 180 days thereafter, holders of at least
66 2/3% of the Outstanding Units may elect to reconstitute the Partnership and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited partnership on terms identical to those set forth in this Agreement and having as a general partner a Person approved by at least 66 2/3% of the Outstanding Units. Upon any such election by holders of at least 66 2/3% of the Outstanding Units, all Partners shall be bound thereby and shall be deemed to have approved thereof. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

    (a) the reconstituted Partnership shall continue until the end of the term set forth in Section 1.5 unless earlier dissolved in accordance with this Article XIV;

    (b) if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated thenceforth as the interest of a Limited Partner and converted into Units in the manner provided in Section 13.3(b); and

    (c) all necessary steps shall be taken to cancel this Agreement and the Certificate of Limited Partnership and to enter into and, as necessary, to file a new partnership agreement and certificate of limited partnership, and the successor general partner may for this purpose exercise the powers of attorney granted the General Partner pursuant to Section 1.4; provided that the right of holders of at least 66 2/3% of Outstanding Units to approve a successor general partner and to reconstitute and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (y) neither the Partnership, the reconstituted limited partnership nor the Operating Partnership would become taxable as a corporation or be treated as an association taxable as a corporation for federal income tax purposes upon the exercise of such right to continue.

  14.3 Liquidation. Upon dissolution of the Partnership, unless the Partnership is continued under an election to reconstitute and continue the Partnership pursuant to Section 14.2, the General Partner, or in the event the General Partner has been dissolved or removed, has become bankrupt as set forth in
Section 13.1 or has withdrawn from the Partnership, a liquidator or liquidating committee approved by holders of at least 66 2/3% of the Outstanding Units, shall be the Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least 66 2/3% of the Outstanding Units. The Liquidator shall agree not to resign at any time without fifteen days' prior written notice and (if other than the General Partner) may be removed at any time, with or without cause by notice of removal approved by holders of at least 66 2/3% of the Outstanding Units. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within thirty days thereafter be approved by holders of at least 66 2/3% of the Outstanding Units. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XIV, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in
Section 6.3(b)) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding-up and liquidation of the Partnership as provided for herein. The Liquidator shall liquidate the assets of the Partnership, and apply and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of applicable law:

    (a) the payment to creditors of the Partnership, including, without limitation, Partners who are creditors, in the order of priority provided by law; and the creation of a reserve of cash or other assets of the Partnership for contingent liabilities in an amount, if any, determined by the Liquidator to be appropriate for such purposes; and

    (b) to all Partners and Special Limited Partners in accordance with the positive balances in their respective Capital Accounts after taking into account adjustments to such Capital Accounts pursuant to Section 5.1.

  14.4 Distributions in Kind. Notwithstanding the provisions of Section 14.3, which require the liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership's assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (including, without limitation, those to Partners as creditors) and/or distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 14.3, undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Limited Partners, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreement governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

 14.5 Cancellation of Certificate of Limited Partnership. Upon the completion of the distribution of Partnership cash and property as provided in Sections
14.3 and 14.4, the Partnership shall be terminated and the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be cancelled and such other actions as may be necessary to terminate the Partnership shall be taken.

  14.6 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of business and affairs of the Partnership and the liquidation of its assets pursuant to Section 14.3 in order to minimize any losses otherwise attendant upon such winding up, and the provisions of this Agreement shall remain in effect between the Partners during the period of liquidation.

  14.7 Return of Capital. The General Partner shall not be personally liable for the return of the Capital Contributions of the Limited Partners, or any portion thereof it being expressly understood that any such return shall be made solely from Partnership assets.

  14.8 No Capital Account Restoration. No Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership.

  14.9 Waiver of Partition. Each Partner hereby waives any right to partition of the Partnership property.

                                   ARTICLE XV

           Amendment of Partnership Agreement; Meetings; Record Date

  15.1 Amendment to Be Adopted Solely by General Partner. Each Limited Partner agrees that the General Partner (pursuant to its powers of attorney from the Limited Partners and Assignees), without the approval of any Limited Partner or Assignee, may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

    (a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

    (b) admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

    (c) a change that, in the sole discretion of the General Partner, is necessary or advisable to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or that is necessary or advisable in the opinion of the General Partner to ensure that the Partnership will not be taxable as a corporation or treated as an association taxable as a corporation for federal income tax purposes;

    (d) a change (i) that, in the sole discretion of the General Partner, does not adversely affect the Limited Partners in any material respect,
  (ii) that is necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including, without limitation, the Delaware Act) or that is necessary or appropriate to facilitate the trading of the Units (including, without limitation, the division of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed for trading, compliance with any of which the General Partner determines in its sole discretion to be in the best interests of the Partnership and the Limited Partners, or (iii) that is required to effect the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement or by the Registration Statement;

    (e) an amendment that is necessary, in the Opinion of Counsel to the Partnership, to prevent the Partnership or the General Partner or their respective directors or officers from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

    (f) a change in a provision of this Agreement that requires any action to be taken by or on behalf of the General Partner or the Partnership pursuant to the requirements of the Delaware Act, if the provisions of such Act are amended, modified or revoked so that the taking of such action is no longer required, provided that such changes are not materially adverse to the Limited Partners considered as a single class;

    (g) subject to the terms of Section 4.4, an amendment that the General Partner determines in its sole discretion to be necessary or appropriate in connection with the authorization for issuance of any class or series of Units pursuant to Section 4.4;

    (h) an amendment insofar as is necessary to maintain or establish the uniformity of intrinsic tax characteristics as to all Units or the uniformity of capital accounts underlying all Units and to make subsequent adjustments to distributions in a manner which, in the reasonable judgment of the General Partner, will make as little alteration as possible in the priority and amount of distributions otherwise applicable under this Agreement, and will not otherwise alter the distributions to which Partners and Assignees are entitled under this Agreement;

    (i) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

    (j) an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 16.3; or

    (k) any other amendments similar to the foregoing.

  15.2 Amendment Procedures. Except as provided in Section 15.1 and 15.3, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed solely by the General Partner. Each such proposal shall contain the text of the proposed amendment. If an amendment is proposed, the General Partner shall call a meeting of the Limited Partners entitled to consider and vote on such proposed amendment. A proposed amendment shall be effective upon its approval by the holders of a majority of the Outstanding Units (excluding for purposes of such determination Units held by the General Partner and its Affiliates) unless a greater or different percentage is required under this Agreement. The General Partner shall notify all Record Holders upon final adoption of any proposed amendment.

  15.3 Amendment Requirements. (a) Notwithstanding the provisions of Sections
15.1 and 15.2, no provision of this Agreement that establishes a percentage of Outstanding Units required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting requirement unless such amendment is approved by the affirmative vote of Unitholders whose aggregate percentage of Outstanding Units constitute not less than the voting requirement sought to be amended.

  (b) Notwithstanding the provisions of Sections 15.1 and 15.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without the consent of the Limited Partner affected thereby or (ii) without the consent of the General Partner, which may be given or withheld in its sole discretion,
(A) modify the compensation payable to the General Partner or any of its Affiliates by the Partnership or the Operating Partnership, (B) change Section 14.1(a) or (c), (C) restrict in any way any action by or rights of the General Partner as set forth in this Agreement, (D) change the term of the Partnership or, except as set forth in Section 14.1(c), given any Person the right to dissolve the Partnership or (E) modify the last sentence of Section 1.2.

  (c) Any amendment that would materially adversely affect the rights and preferences of a class of Outstanding Units must be approved by the holders of not less than a majority of the Outstanding Units of such class (excluding for purposes of such determination Units held by the General Partner and its Affiliates).

  (d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 6.3 or 15.1, no amendments shall become effective without the approval of the Record Holders of 95% of the Outstanding Units unless the Partnership obtains an Opinion of Counsel to the effect that
(i) such amendment will not cause the Partnership or the Operating Partnership to be taxable as a corporation or to be treated as an association taxable as a corporation for federal income tax purposes and (ii) such amendment will not affect the limited liability of any Limited Partner or any limited partner of the Operating Partnership under applicable law.

  (e) This Section 15.3 shall only be amended with the approval of not less than 95% of the Outstanding Units.

  15.4 Meetings. All acts of Limited Partners to be taken hereunder shall be taken in the manner provided in this Article XV. Meetings of the Limited Partners may be called by the General Partner or, with respect to meetings called to remove the General Partner, by Limited Partners owning 66 2/3% or more of the Outstanding Units. A meeting shall be held at a time and place determined by the General Partner on a date not more than sixty days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

  15.5 Notice of a Meeting. Notice of a meeting called pursuant to Section 15.4 shall be given to the Record Holders in writing by mail or other means of written communication in accordance with Section 18.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

  15.6 Record Date. For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners, the General Partner may set a Record Date, which shall not be less than ten nor more than sixty days before the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern).

  15.7 Adjournment. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than forty-five days. At the adjourned meeting, the Partnership may transact any business that might have been transacted at the original meeting. If the adjournment is for more than forty-five days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XV.

  15.8 Waiver of Notice; Approval of Meeting; Approval of Minutes. The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if had at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if either before or after the meeting, each of the Limited Partners entitled to vote, present in person or by proxy, signs a written waiver of notice or an approval of the holding of the meeting or an approval of the minutes thereof. All waivers and approvals shall be filed with the Partnership records or made a part of the minutes of the meeting. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner disapproves, at the beginning of the meeting, the transaction of any business because the meeting is not lawfully called or convened, and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, in either case if the disapproval is expressly made at the meeting.

  15.9 Quorum. The holders of 66 2/3% of the Outstanding Units of the class for which a meeting has been called (excluding, if such are excluded from such vote, Units held by the General Partner and its Affiliates) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class unless any such action by the Limited Partners requires approval by holders of a majority in interest of such Units, in which case the quorum shall be a majority (excluding if such are excluded from such vote, Units held by the General Partner and its Affiliates). At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent at least a majority of the Outstanding Units entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement. In the absence of a quorum, any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of a majority of the Outstanding Units represented either in person or by proxy, but no other business may be transacted, except as provided in Section 15.7.

  15.10 Conduct of Meeting. The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including, without limitation, the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 15.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting, in either case including, without limitation, a Partner or a director or officer of the General Partner. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including, without limitation, regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

 15.11 Voting and Other Rights. (a) Only those Record Holders of Units on the Record Date set pursuant to Section 15.6 shall be entitled to notice of, and to vote at, a meeting of Limited Partners. All references in this Agreement to votes of the Outstanding Units shall be deemed to be references to the votes of the Record Holders of such Outstanding Units.

  (b) With respect to Units that are held for a Person's account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such broker, dealer or other agent shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 15.11(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 10.4.

                                  ARTICLE XVI

                                     MERGER

  16.1 Authority. The Partnership may merge or consolidate with one or more corporations, business trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including, without limitation, a general partnership or limited partnership, formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation ("Merger Agreement") in accordance with this Article.

  16.2 Procedure for Merger or Consolidation. Merger or consolidation of the Partnership pursuant to this Article requires the prior approval of the General Partner. If the General Partner shall determine, in the exercise of its sole discretion, to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

    (a) The names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

    (b) The name and jurisdictions of formation or organization of the business entity that is to survive the proposed merger or consolidation (hereafter designated as the "Surviving Business Entity");

    (c) The terms and conditions of the proposed merger or consolidation;

    (d) The manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or general or limited partnership interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partnership interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partnership interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partnership interests, rights, securities or obligations of any limited partnership, corporation, trust or other entity (other than the Surviving Business Entity) that the holders of such general or limited partnership interests are to receive in exchange for, or upon conversion of, their securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partnership interests, rights, securities or obligations of the Surviving Business Entity or any limited partnership, corporation, trust or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

    (e) A statement of any changes in the constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

    (f) The effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 16.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided that, if the effective time of the merger is to be later than the date of the filing of the certificate of merger, it shall be fixed no later than the time of the filing of the certificate of merger and stated therein); and

    (g) Such other provisions with respect to the proposed merger or consolidation as are deemed necessary or appropriate by the General Partner.

  16.3 Approval by Limited Partners of Merger or Consolidation. (a) The General Partner of the Partnership, upon its approval of the Merger Agreement, shall direct that the Merger Agreement be submitted to a vote at a meeting of Limited Partners, in accordance with the requirements of Article

XV. A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of the meeting.
  (b) The Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of at least a majority of the Outstanding Units (excluding for purposes of such determination Units held by the General Partner and its Affiliates), unless the Merger Agreement contains any provision which, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require the vote or consent of a greater percentage of the Outstanding Units of the Limited Partners or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement.
  (c) After such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 16.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.
  16.4 Certificate of Merger. Upon the required approval by the General Partner and Limited Partners of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.
  16.5 Effect of Merger. (a) Upon the effective date of the certificate of merger:
    (i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business
  Entity to the extent they were each constituent business entity;
    (ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and shall not be in any way impaired because of the merger or consolidation;
    (iii) all rights of creditors and all liens on or security interest in property of any of those constituent business entities shall be preserved unimpaired; and
    (iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity, and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it .
  (b) A merger or consolidation effected pursuant to this Article shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another having occurred.

                                 ARTICLE XVII

                        RIGHT TO REDEEM OR ACCRUE UNITS

  17.1 Right to Redeem Senior Preference Units. Notwithstanding anything to the contrary in this Agreement, the Partnership may at any time on or after the Senior Conversion Date, in the sole discretion of the General Partner, redeem any or all of the Senior Preference Units then issued and Outstanding for an amount equal to the Unrecovered Capital of such Senior Preference Units plus accrued arrearages, if any, as of the date the General Partner mails the notice described in Section 17.3 of the Partnership's election to redeem such Senior Preference Units. If after giving effect to an anticipated redemption, however, fewer than 1.0 million Senior Preference Units would be held by Persons other than the General Partner and its Affiliates, the Partnership shall redeem all of such Senior Preference Units if it redeems any Senior Preference Units.
  17.2 Right to Call or Acquire Units of Any Class. Notwithstanding anything to the contrary in this Agreement, if at any time not more than 25% of the total Units of any class then issued and Outstanding are held by Persons other than the General Partner and its Affiliates, the Partnership, in the sole discretion of the General Partner, shall then have the right to call or to assign to the General Partner or its Affiliates the right to acquire all, but not less than all, of the Units of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the higher of (i) the

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

Current Market Price of a Unit of such class as of the date five days before the applicable notice described in Section 17.3 is mailed or (ii) the highest cash price paid by the General Partner or any of its Affiliates for any Unit of such class purchased during the ninety-day period preceding the date that such notice is mailed. As used in this Agreement, (i) "Current Market Price" of a Unit as of any date means the average of the daily Closing Prices (as hereinafter defined) per Unit of such class for the twenty consecutive Trading Days (as hereinafter defined) immediately prior to, but not including, such date; (ii) "Closing Price" for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Units of a class are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal National Securities Exchange on which the Units of such class are listed or admitted to trading or, if the Units of a class are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or such other system then in use, or, if on any such day the Units of a class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in the Units of such class selected by the Board of Directors of the General Partner, or, if on any such day no market maker is making a market in the Units of such class, the fair value of such Units on such day as determined reasonably and in good faith by the Board of Directors of the General Partner; and (iii) "Trading Day" means a day on which the principal National Securities Exchange on which the Units of any class are listed or admitted to trading is open for the transaction of business or, if Units of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

    17.3 Notice of Election to Redeem or Acquire Units. (a) If the Partnership elects to exercise the right to redeem Senior Preference Units granted pursuant to Section 17.1, the General Partner shall deliver to the Transfer Agent written notice of such election to redeem (the "Notice of Election to Redeem") and shall cause the Transfer Agent to mail a copy of such Notice of Election to Redeem to the Record Holders of such Senior Preference Units (as of a Record Date selected by the General Partner) at least thirty, but not more than sixty days prior to the Redemption Date. Such Notice of Election to Redeem shall also be published in daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Redeem shall specify the Redemption Date and the price (determined in accordance with Section 17.1) at which such Senior Preference Units will be redeemed and state that the Partnership elects to redeem such Senior Preference Units, upon surrender of Depositary Receipts or Unit Certificates representing such Senior Preference Units in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Senior Preference Units are listed or admitted to trading. Any such Notice of Election to Redeem mailed to a Record Holder of Senior Preference Units at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given whether or not the owner receives such notice. On or prior to the Redemption Date, the General Partner shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate redemption price of all of the Senior Preference Units to be redeemed in accordance with this Article XVII. If the Notice of Election to Redeem shall have been duly given as aforesaid at least thirty, but not more than sixty days prior to the Redemption Date, and if on or prior to the Redemption Date the deposit described in the preceding sentence has been made for the benefit of the holders of Senior Preference Units subject to redemption as provided herein, then from and after the Redemption Date, notwithstanding that any Depositary Receipt or Unit Certificate shall not have been surrendered for redemption, all rights of the holders of such Senior Preference Units (including, without limitation, any rights pursuant to Articles IV, V and XIV) shall thereupon cease, except the right to receive the redemption price (determined in accordance with Section 17.1) for the Senior Preference Units therefor, without interest, upon surrender to the Transfer Agent of the Depositary Receipts or Unit Certificates representing such Senior Preference Units, and and Senior Preference Units shall thereupon be deemed to be no longer Outstanding and each holder of such Senior Preference Units will cease to be a Partner with respect to such Senior Preference Units.

  (b) If the General Partner, any of its Affiliates or the Partnership elects to exercise the right to call or to acquire, as the case may be, Units granted pursuant to Section 17.2, the General Partner (or such Affiliate) shall deliver to the Transfer Agent written notice of such election to call or to acquire (the "Notice of Election to Purchase") and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Units (as of a Record Date selected by the General Partner) at least thirty, but not more than sixty days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published in daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the class of Units to be purchased, the Purchase Date and the price (determined in accordance with Section 17.2) at which such Units will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Units, upon surrender of Depositary Receipts or Unit Certificates representing such Units in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Units are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of such Units at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given whether or not the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of the Units to be purchased in accordance with this
Article XVII. If the Notice of Election to Purchase shall have been duly given as aforesaid at least thirty, but not more than sixty days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Units subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Depositary Receipt or Unit Certificate shall not have been surrendered for purchase, all rights of the holders of such Units (including, without limitation, any rights pursuant to Articles IV, V and XIV) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 17.2) for such Units therefor, without interest, upon surrender to the Transfer Agent of the Depositary Receipts or Unit Certificates representing such Units, and such Units shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership and the General Partner, its Affiliate or the Partnership, as the case may be, shall be deemed to be the owner of all such Units from and after the Purchase Date and shall have all rights as the owner of such Units (including, without limitation, all rights as owner pursuant to Articles IV, V and XIV).

  17.4 Surrender of Depositary Receipts or Unit Certificates. At any time from and after the Redemption Date or the Purchase Date, as the case may be, a holder of an Outstanding Unit subject to redemption or purchase as provided in this Article XVII may surrender his Unit Certificate or Depositary Receipt, as the case may be, evidencing such Unit to the Transfer Agent in exchange for payment of the amount described in Section 17.1 or 17.2, as the case may be, therefor without interest thereon.

                                 ARTICLE XVIII

                               General Provisions

  18.1 Addresses and Notices. Any notice, demand, request or report required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first-class United States mail or by other means of written communication to the Partner or Assignee at the address described below. Any notice, payment or report to be given or made to a Partner or Assignee hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Unit at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any

Person who may have an interest in such Unit or the Partnership Interest of a General Partner by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 18.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Post Office marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner or Assignee at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners and Assignees. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 1.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner, Assignee or other Person if believed by it to be genuine.

  18.2 Titles and Captions. All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to "Articles" and "Sections" are to Articles and Sections of this Agreement.

  18.3 Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice-versa.

  18.4 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

  18.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

  18.6 Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

  18.7 Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

  18.8 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

  18.9 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Unit, upon executing and delivering a Transfer Application as herein described, independently of the signature of any other part.

  18.10 Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

  18.11 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

  In Witness Whereof, the parties hereto have executed this Agreement as of the date first written above.

                                          GENERAL PARTNER:
                                          Agricultural Minerals Corporation

                                          By: /s/ John A. Molenaar
                                             -------------------------------

                                          Name: John A. Molenaar
                                          Title: Senior Vice President

                                          ORGANIZATIONAL LIMITED PARTNER:
                                          AMC Holdings Inc.

                                          By: /s/ John A. Molenaar
                                             -------------------------------

                                          Name: John A. Molenaar
                                          Title: Vice President

                                          LIMITED PARTNERS:

                                          All Limited Partners now and
                                           hereafter admitted as limited
                                           partners of the Partnership,
                                           pursuant to Powers of Attorney now
                                           and hereafter executed in favor of,
                                           and granted and delivered to, the
                                           General Partner.

                                          By: Agricultural Minerals
                                           Corporation, General Partner, as
                                           attorney-in-fact for all Limited
                                           Partners pursuant to the Powers of
                                           Attorney granted pursuant to
                                           Section 1.4.

                                          By: /s/ John A. Molenaar
                                             -------------------------------

                                          Name: John A. Molenaar
                                          Title: Senior Vice President

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